Exhibit 10.26
FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 28, 2022 by and among The Andersons Marathon Holdings LLC, a Delaware limited liability company (the “Borrower”), the Lenders signatory hereto, and CoBank, ACB, a federally chartered instrumentality of the United States, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

The Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent are parties to that certain Credit Agreement dated as of October 1, 2019, as amended by the First Amendment to Credit Agreement dated December 13, 2019, the Second Amendment to Credit Agreement dated July 17, 2020 and the Third Amendment to Credit Agreement dated May 20, 2021 (as so amended and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). As used in these recitals, capitalized terms defined in the Credit Agreement and used but not defined herein shall have the meanings given them in the Credit Agreement.

The Borrower has requested that the Administrative Agent and the Lenders agree to amend certain terms and provisions of the Credit Agreement, and the Administrative Agent and the Lenders are willing to grant such request on the terms and subject to the conditions set forth herein.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. As used herein, capitalized terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

Section 2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(I)Annex A-1 attached hereto sets forth a clean copy of the Amended Credit Agreement after giving effect to such amendments (the “Amended Credit Agreement”).

(II)Schedules 5.1, 5.22, 11.5 and 11.8 to the Credit Agreement are hereby amended and restated in their entirety in the form of Schedules 5.1, 5.22, 11.5 and 11.8 attached hereto, respectively.

(III)Exhibits D and H to the Credit Agreement are hereby amended and restated in their entirety in the forms of Exhibits D and H attached hereto, respectively.

Section 3. Conversion of Floating Rate Loans and LIBOR Rate Loans. The Borrower hereby authorizes the Administrative Agent to convert all outstanding Floating Rate Loans and LIBOR Rate Loans (as each such term is defined in the Credit Agreement prior to giving effect to this Amendment) to Daily Simple SOFR Rate Loans on the date hereof.

Section 4. No Waiver; No Other Changes. The execution of this Amendment or any documents, agreements and certificates contemplated hereunder shall not be deemed to be a waiver of any Default or Event of Default or any other breach, default or event of default under any Loan Document or other document held by the Administrative Agent or any Lender, whether or not known to the Administrative Agent or any Lender and whether or not existing on the date of this Amendment. Except as expressly set forth herein, all terms of the Credit Agreement and each of the other Loan Documents remain in full force and effect.

Section 5. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby, and any and all references in any other Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

Section 6. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Secured Parties as follows:

(I)The Borrower has the full power to enter into, execute, deliver and carry out this Amendment and the other documents delivered hereunder to which it is a party (the “Amendment Documents”) and to perform its obligations under the Amendment Documents to which it is a party and the Amended Credit Agreement, and all such actions have been duly authorized by all necessary proceedings on its part. Each of the Amendment Documents has been duly and validly executed and delivered by the Borrower, and the Amendment Documents, the Amended Credit Agreement and the other Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

(II)Neither the execution and delivery of the Amendment Documents nor the consummation of the transactions herein or therein contemplated nor compliance with the terms and provisions hereof or thereof or by the Amended Credit Agreement will (i) conflict with or constitute a material default under (x) the terms and conditions of the Organizational Documents of the Borrower, (y) any Material Agreement to which the Borrower is a party or by which it is bound or to which it is subject, (z) any applicable Law or any order, writ, judgment, injunction or decree to the Borrower is a party or by which it is bound or to which it or its properties is subject, or (ii) result in the creation or enforcement of any Lien, charge or encumbrance upon any property (now or hereafter acquired) of the Borrower (other than Liens granted under the Loan Documents).

(III)All of the representations and warranties contained in the Loan Documents, including without limitation in Article V of the Credit Agreement, are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties are correct in all material respects as of such date; provided that any representation or warranty that is qualified by materiality or Material Adverse Change is correct in all respects as though made on and as of the applicable date.

(IV)No event has occurred and is continuing, or would result from the execution and delivery of the Amendment Documents, which constitutes a Default or an Event of Default.

Section 7. Effectiveness. The amendments set forth in Sections 2 and 3 shall be effective only if the Administrative Agent has received, on or before the date of this Amendment, each of the following, each in form and substance acceptable to the Administrative Agent in its sole discretion:
(I)this Amendment, duly executed by the parties hereto;
(II)a Fee Letter, duly executed by the Borrower and the Administrative Agent;

(III)an amendment to the Mortgage with respect to the real property of the Borrower located in Cass County, Indiana, duly executed by the parties hereto, together with such endorsements to the ALTA title insurance policy with respect thereto as the Administrative Agent may require;
(IV)evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to:

(1)providing the Administrative Agent with the address and/or GPS coordinates of each structure on any improved real property that will be subject to a Mortgage;

(2)obtaining or providing the following documents: (x) a completed standard “life-of-loan” flood hazard determination form, (y) if the improvement(s) to the improved real property is located in a special flood hazard area, a Borrower Notice and (if applicable) notification to the Borrower that flood insurance coverage under the NFIP is not available because the community does not participate in the NFIP, and (z) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery),

(3)to the extent required under Section 6.4(b) of the Credit Agreement, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral;

(V)a certificate of the secretary or other appropriate officer of the Borrower certifying that (i) the execution, delivery and performance of the Amendment Documents were duly approved by all necessary action of the Governing Board of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval; (ii) the Organizational Documents of the Borrower, which were certified and delivered to the Administrative Agent by the Borrower pursuant to the Certificate of Secretary of the Borrower, executed by The Andersons, Inc., as manager of the Borrower, dated as of October 1, 2019 (the “October 2019 Certificate”), continue in full force and effect and have not been amended or otherwise modified except as set forth in the certificate to be delivered as of the date hereof; and (iii) except as certified therein, the officers and agents of the Borrower who have been certified to the Administrative Agent pursuant to the October 2019 Certificate and the Certificate of Secretary of the Borrower, executed by The Andersons, Inc., as manager of the Borrower, dated July 17, 2020, as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower;

(VI)Lien searches with respect to the Borrower and each other Loan Party, in scope satisfactory to the Administrative Agent, evidencing no Liens of record other than Permitted Liens;

(VII)a Beneficial Ownership Certification and all other documentation and information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Terrorism Laws;

(VIII)evidence from the Borrower that all material governmental and third-party consents required to effectuate the transactions contemplated hereby have been obtained; and

(IX)payment in immediately available funds of all fees and expenses due and payable pursuant to Section 9 hereof to the extent invoiced on or prior to the date hereof or the Fee Letter of even date herewith.

Section 8.    Release of the Administrative Agent and the Secured Parties. The Borrower hereby absolutely and unconditionally releases and forever discharges the Administrative Agent and the other Secured Parties, and any and all participants, Related Parties, successors and assigns thereof, together with all of the present and former Directors, officers, employees, agents, attorneys of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever occurring or arising prior to the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown, in each case to the extent arising in connection with any of the Loan Documents.

Section 9. Costs and Expenses. The Borrower hereby reaffirms its agreement under Section 11.3 of the Credit Agreement to pay or reimburse the Administrative Agent on demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and each other agent of the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and the other documents, agreements and certificates contemplated hereunder (whether or not the transactions contemplated hereby or thereby shall be consummated).

Section 10. Miscellaneous. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. This Amendment, together with the Credit Agreement as amended hereby and the other Loan Documents, comprises the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings. Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by e-mail transmission of a PDF or similar copy shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart signature page by facsimile or by e-mail transmission shall also deliver a manually executed counterpart, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Amendment.

Annex A-1

AMENDED CREDIT AGREEMENT

See attached.

CREDIT AGREEMENT

by and among

THE ANDERSONS MARATHON HOLDINGS LLC,

as Borrower,

THE GUARANTORS PARTY HERETO, THE LENDERS PARTY HERETO
and

COBANK, ACB,
as Administrative Agent

COBANK, ACB
and FARM CREDIT MID-AMERICA, PCA,
as Joint Lead Arrangers and Bookrunners Dated as of October 1, 2019

TABLE OF CONTENTS
Page
I.CERTAIN DEFINITIONS    1
1.1Certain Definitions    1
1.2Construction    33
1.3Accounting Principles    34
1.4UCC Terms    34
1.5Rounding    34
1.6Letter of Credit Amounts    35
1.7Covenant Compliance Generally    35
1.8[Reserved]    35
1.9Divisions    35
II.CREDIT FACILITIES    35
2.1Term Facility    35
2.2Revolving Facility    36
2.3Interest Rate Provisions    38
2.4Interest Periods and Quoted Rate Periods    39
2.5Making of Loans    40
2.6Fees    41
2.7Notes    42
2.8Letter of Credit Subfacility    42
2.9Payments    49
2.10Interest Payment Dates    50
2.11Voluntary Prepayments and Reduction of Commitments    50
2.12Mandatory Prepayments    51
2.13Sharing of Payments by Lenders    53
2.14Defaulting Lenders    54
2.15Cash Collateral    56
2.16Farm Credit Equity and Security    57
III.INCREASED COSTS; TAXES; ILLEGALITY; INDEMNITY    58
3.1Increased Costs    58
3.2Taxes    59
3.3Illegality    63
3.4Inability to Determine Rate    63
3.5Indemnity    64
3.6Mitigation Obligations; Replacement of Lenders    64
3.7Survival    65
3.8Benchmark Replacement Setting    66
IV.CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT    67
4.1Conditions Precedent to Initial Credit Extension    67
4.2Each Loan or Letter of Credit    70
V.REPRESENTATIONS AND WARRANTIES    70
5.1Organization and Qualification    70
5.2Compliance with Laws; Licensing    71
5.3Title to Properties    71
5.4Investment Company Act    71
5.5Event of Default    71
5.6Subsidiaries and Owners    71
5.7Power and Authority; Validity and Binding Effect    72
5.8No Conflict; Material Agreements; Consents    72
5.9Litigation    72
5.10Financial Statements    72
5.11Margin Stock    73
5.12Full Disclosure    73
5.13Taxes    74
5.14Licenses; Intellectual Property; Other Rights    74
5.15Liens in the Collateral    74

5.16Insurance    74
5.17ERISA Compliance    74
5.18Environmental Matters    75
5.19Solvency    76
5.20Sanctions; Anti-Terrorism Laws; Anti-Corruption Laws    76
5.21Compliance with Food Security Act and Agricultural Lien Statutes;
Agricultural Lien Notices    76
5.22Agricultural Licenses    77
5.23Material Adverse Change    77
VI.AFFIRMATIVE COVENANTS    77
6.1Reporting Requirements    77
6.2Preservation of Existence, Etc    79
6.3Payment of Liabilities, Including Taxes, Etc    79
6.4Maintenance of Insurance    79
6.5Maintenance of Properties and Leases    80
6.6Visitation Rights    80
6.7Keeping of Records and Books of Account    80
6.8Compliance with Laws; Use of Proceeds    80
6.9Further Assurances    81
6.10Farm Credit Equities    82
6.11Use of Proceeds    82
6.12Updates to Schedules    82
6.13Material Agreements    82
6.14Compliance with Anti-Corruption Laws and Anti-Terrorism Laws    83
6.15Post-Closing Covenants    83
VII.NEGATIVE COVENANTS    83
7.1Indebtedness    84
7.2Liens    84
7.3Affiliate Transactions    84
7.4Loans and Investments    85
7.5Dividends and Related Distributions    85
7.6Liquidations, Mergers, Consolidations, Acquisitions    85
7.7Dispositions of Assets or Subsidiaries    86
7.8Use of Proceeds    86
7.9Subsidiaries, Partnerships and Joint Ventures    87
7.10Continuation of or Change in Business    87
7.11Fiscal Year    87
7.12Issuance of Equity Interests    87
7.13Changes in Organizational Documents    87
7.14Negative Pledges    87
7.15Anti-Terrorism Laws; Anti-Corruption    88
7.16Material Agreements    88
7.17Rail Car Leases    88
7.18Independence of Covenants    88
VIII.FINANCIAL COVENANTS    88
8.1Minimum Working Capital    88
8.2Minimum Net Worth    88
IX.EVENTS OF DEFAULT    89
9.1Events of Default    89
9.2Consequences of Event of Default    92
X.THE ADMINISTRATIVE AGENT    95
10.1Appointment and Authority    95
10.2Rights as a Lender    95
10.3No Fiduciary Duty    95
10.4Exculpation    96
10.5Reliance by the Administrative Agent    96
10.6Delegation of Duties    96

10.7Filing Proofs of Claim    97
10.8Resignation of the Administrative Agent    97
10.9Resignation of Issuing Lender    98
10.10Non-Reliance on the Administrative Agent and Other Lenders    99
10.11No Other Duties, etc    99
10.12Collateral and Guaranty Matters    99
10.13Compliance with Flood Laws    100
10.14No Reliance on the Administrative Agent’s Customer Identification
Program    100
10.15Secured Hedging Obligations; Secured Bank Product Obligations    100
10.16Rate Disclaimer.    101
XI.MISCELLANEOUS    101
11.1Modifications, Amendments or Waivers    101
11.2No Implied Waivers; Cumulative Remedies    103
11.3Expenses; Indemnity; Damage Waiver    103
11.4Holidays    105
11.5Notices; Effectiveness; Electronic Communication    105
11.6Severability    106
11.7Duration; Survival    106
11.8Successors and Assigns    107
11.9Confidentiality    111
11.10Counterparts; Integration; Effectiveness    112
11.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF
VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.    112
11.12USA Patriot Act Notice    113
11.13Payments Set Aside    114
11.14Secured Bank Products and Secured Hedge Agreements    114
11.15Interest Rate Limitation    114
11.16Acknowledgment and Consent to Bail-In of EEA Financial Institutions    114
11.17Waiver of Borrower Rights Under Farm Credit Law    115
11.18Recovery of Erroneous Payments    115
XII.GUARANTY    116
12.1Guaranty    116
12.2Payment    116
12.3Absolute Rights and Obligations    116
12.4Currency and Funds of Payment    118
12.5Subordination    118
12.6Enforcement    118
12.7Set-Off and Waiver    118
12.8Waiver of Notice; Subrogation    118
12.9Reliance    119
12.10Keepwell    120
12.11Joinder    120

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 5.1    -    Qualifications To Do Business
SCHEDULE 5.6    -    Subsidiaries
SCHEDULE 5.9    -    Litigation
SCHEDULE 5.14    -    Licenses
SCHEDULE 5.18     -     Environmental Disclosures SCHEDULE 5.22     -     Agricultural Licenses;Disclosures SCHEDULE 7.4     -     Permitted Investments
SCHEDULE 11.5    -    Addresses for Notices
SCHEDULE 11.8     -     Voting Participants

EXHIBITS

EXHIBIT A    -    Assignment andAssumption EXHIBIT B    -    Compliance Certificate
EXHIBIT C    -    Environmental Indemnity
EXHIBIT D    -    Loan Request
EXHIBIT E-1    -     Revolving Term Note
EXHIBIT E-2    -    Term Note
EXHIBIT F    -    Secured Party Designation Notice
EXHIBIT G    -    U.S. Tax Compliance Forms
EXHIBIT H     -     Conversion or Continuation Notice

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of October 1, 2019 and is made by and among THE ANDERSONS MARATHON HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Guarantors (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, and COBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”), in its capacity as Administrative Agent (as hereinafter defined).

The Borrower has requested that the Lenders extend certain credit facilities to the Borrower, and the Lenders are willing to extend the requested credit facilities to the Borrower on the terms and subject to the conditions set forth in this Agreement.

In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

I.CERTAIN DEFINITIONS

1.1Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“2007 Bond Issuer” means the State of Ohio Air Quality Development Authority, a body politic and corporate organized under the laws of the State of Ohio.

“2007 Bond Issuer Loan Agreement” means the Loan Agreement dated as of September 1, 2007 between the 2007 Bond Issuer and the Borrower in respect of obligations arising under the 2007 IRBs.

“2007 Indenture of Trust” means that certain Indenture of Trust dated as of September 1, 2007 made by and between the 2007 Bond Issuer and Wells Fargo Bank, National Association, as trustee.

“2007 IRBs” means those bonds in the maximum face amount of $49,500,000 issued by the 2007 Bond Issuer pursuant to the 2007 Indenture of Trust.

“ABR Loan” means any Loan that bears interest at a rate determined by reference to the Alternate Base Rate.

“ABR Rate Option” means, as of any date of determination, a rate per annum equal to the Alternate Base Rate in effect as of such date plus the Applicable Margin for ABR Loans as of such date.

“Account” has the meaning set forth in the UCC.

“Acquisition” means the acquisition by a Loan Party, whether in a single transaction or series of related transactions by acquisition, merger or otherwise, of (a) all or substantially all of the assets or all or a majority of the outstanding Equity Interests entitled to vote in an election of members of the Governing Board of a Person; or (b) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person being referred to herein as the “Target”).

“Administrative Agent” means CoBank, in its capacity as administrative and collateral agent under the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a loan of funds by a Lender to the Borrower under a Facility.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Term Commitment Amount” means $130,000,000, constituting the sum of the Revolving Term Commitments of the Revolving Term Lenders as of the Closing Date, subject to adjustment in accordance with Sections 2.2 and 2.11. As of the Fourth Amendment Effective Date, the Aggregate Revolving Term Commitment Amount is $80,000,000.

“Aggregate Term Commitment Amount” means $70,000,000, constituting the sum of the Term Commitments of the Term Lenders as of the Closing Date, subject to adjustment in accordance with Sections 2.1(a) and 2.1(d). As of the Fourth Amendment Effective Date, the Aggregate Term Commitment Amount is $0.

“Agreement” means this Credit Agreement and all exhibits, schedules, amendments and supplements hereto and modifications hereof, as amended, restated, supplemented or otherwise modified from time to time.

“Agricultural Bond” means each bond required to be posted by a Loan Party pursuant to any Agricultural Lien Statute, which bond is (a) necessary to obtain or retain any Agricultural License of such Loan Party or (b) otherwise required for such Loan Party to conduct its business.

“Agricultural License” means each license, permit or other approval held (or required to be held) by a Loan Party pursuant to any Agricultural Lien Statutes applicable to such Loan Party.

“Agricultural Lien Statutes” means, collectively, PACA, PASA, the Food Security Act and all other Laws that could create or give rise to any Lien, trust, charge, encumbrance or claim, including without limitation any “agricultural lien” (as defined in the UCC), in or against (a) any portion of the “farm products” (as defined in the UCC) or any other agricultural products purchased, stored or otherwise handled by any Loan Party, by any Person from whom any Loan Party purchases goods or by any other Person from whom such first Person purchases or otherwise receives goods in the ordinary course of business, or (b) any products, proceeds or derivatives of any such farm product or other agricultural product (including, without limitation, any accounts receivable arising from the sale of any such farm product, other agricultural product or any products, proceeds or derivatives thereof).

“Albion, Michigan Property” means all real property located in Calhoun County, Michigan in which the Borrower holds a fee or leasehold interest.

“Alternate Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate plus one half of one percent (0.50%) per annum; provided that, in no event shall the Alternate Base Rate be less than the Floor. Any change in the Alternate Base Rate due to a change in the Prime Rate or Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or Federal Funds Effective Rate, respectively, and without necessity of notice being provided to the Borrower or any other Person.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any Subsidiary from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Terrorism Laws” means any Laws relating to terrorism, “know your customer” or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Food and Feed Safety Law” means each applicable Law with respect to the safety of food and feed products, including without limitation the FDA Food Safety Modernization Act, Pub. L. No. 111-353, 124 Stat. 3885 (2011) and corresponding rules and regulations; each as amended from time to time.

“Applicable Margin” means, as applicable:

(a)the percentage spread to be added to the Daily Simple SOFR Rate for Daily Simple SOFR Rate Loans under the applicable Facility, in each case as set forth in the Pricing Grid based on the then-current Consolidated EBITDA;

(b)the percentage spread to be added to the Alternate Base Rate for ABR Loans under the applicable Facility, in each case as set forth in the Pricing Grid based on the then-current Consolidated EBITDA; or

(c)the percentage spread to be added to the Term SOFR Rate for Term SOFR Rate Loans under the applicable Facility, in each case as set forth in the Pricing Grid based on the then-current Consolidated EBITDA.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8, and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means (a) with respect to the Borrower, the Chief Executive Officer, Chief Financial Officer, President, Vice President, Treasurer, Assistant Treasurer, Secretary or General Counsel of The Andersons, Inc. and (b) with respect to any other Loan Party, the Chief Executive Officer, Chief Financial Officer, Treasurer, Assistant Treasurer or General Counsel of such Loan Party, or in each case, such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the applicable then- current Benchmark, as applicable, (a) if the applicable then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the Daily Simple SOFR Rate and the Term SOFR Rate, as applicable; provided that if a Benchmark Transition Event has occurred with respect to any initial Benchmark or any then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such initial or then-current Benchmark to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8(a). Any reference to a “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(a)for the Term SOFR Rate, the first alternative set forth below that can be determined by the Administrative Agent:

(i)the sum of (a) the Daily Simple SOFR Rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time, or

(ii)the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; and

(b)for all other Benchmarks, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided, further, that, if the Benchmark Replacement is calculated using the Daily Simple SOFR Rate, all interest payments will be payable on a monthly basis.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of any initial Benchmark or any adjusted initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will not be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” has the meaning specified in Section 11.12.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the Preamble. “Borrower Rights” has the meaning specified in Section 11.17.
“Borrowing” means a borrowing by the Borrower under a Facility, consisting of the aggregate of all Advances made by the Lenders to the Borrower under such Facility on a Business Day.

“Borrowing Date” means, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or Colorado or is a day on which banking institutions in such state are authorized or required by Law to close; provided that, when used in connection with a Term SOFR Rate Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Lease” means, with respect to any Person, each lease that has been or is required to be, in accordance with GAAP, recorded as a capital or finance lease on the balance sheet of such Person.

“Cash Collateralize” means (a) with respect to the Obligations or the Guaranteed Liabilities, to deposit in a deposit account subject to the Administrative Agent’s control (as defined in the UCC) or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender or Lender, as collateral for Letter of Credit Obligations, Fronting Exposure or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender, and (b) with respect to Other Liabilities, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Secured Party that is the provider of a Secured Bank Product or Secured Hedge, as the case may be, as collateral for the Other Liabilities, cash or deposit account balances, or, if the Administrative Agent and such Secured Party shall agree in their respective sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Secured Party. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve months or less from the date of acquisition;

(b)commercial paper issued by a U.S. Person maturing in 180 days or less rated not lower than A-1 or A-2 by Standard & Poor’s or P-1 or P-2 by Moody’s on the date of acquisition;

(c)demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks that are organized under the laws of the United States or any state thereof or is a foreign bank or branch or agency thereof acceptable to the Administrative Agent and, in any case, have combined capital and surplus of at least an amount equal to $500,000,000; and

(d)money market or mutual funds whose investments are limited to those types of investments described in clauses (a) – (c) above.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:
(a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body;

provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means any event, circumstance or occurrence that results in: (a) The Andersons Ethanol LLC failing to own at least 50.1% of the issued and outstanding Equity Interests of the Borrower, (b) The Andersons, Inc. failing to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of The Andersons Ethanol LLC, (c) Marathon Renewable Fuels Corp. failing to own at least 49.9% of the Equity Interests of the Borrower, unless any reduction of ownership of such Equity Interests is solely as a result of The Andersons Ethanol LLC increasing its Equity Interests in the Borrower by the same amount, (d) Marathon Petroleum Corporation failing to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of Marathon Renewable Fuels Corp., (e) the Borrower failing to own, directly or indirectly through another wholly owned Subsidiary, 100% of the issued and outstanding Equity Interests of each other Loan Party; or (f) a change in the composition of the Governing Board of the Borrower such that continuing directors cease to constitute 50% or more of the Borrower’s Governing Board. As used in this definition, “continuing directors” means, as of any date, (i) those Directors of the Borrower who assumed office prior to such date, and (ii) those Directors of the Borrower who assumed office after such date and whose appointment or nomination for election by the Borrower’s members was approved by the Governing Board of the Borrower in accordance with the Borrower’s Organizational Documents.

“Charges” has the meaning specified in Section 11.15.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Term Advance or Term Advance and, when used in reference to any Commitment, whether such Commitment is a Revolving Term Commitment or a Term Commitment.

“Closing Date” means October 1, 2019.

“Closing Date Letters of Credit” means, collectively, (a) the Letter of Credit No. 00652494 in the face amount of $50,650,028.00 issued by CoBank for the account of the Borrower for the benefit of Wells Fargo Bank, N.A., and (b) the Letter of Credit No. 00652495 in the face amount of $675,000.00 issued by CoBank for the account of the Borrower for the benefit of Vector Pipeline L.P.

“CoBank” has the meaning specified in the Preamble. “Code” means the Internal Revenue Code of 1986.
“Collateral” means the collateral subject to any of the Collateral Documents or any other real or personal property of the Loan Parties, in each case pledged to or for the benefit of the Secured Parties as security for any of the Secured Obligations.

“Collateral Documents” means each Security Agreement, each Mortgage, and each and every additional document pursuant to which the Borrower or any other Loan Party has granted a Lien to or for the benefit of the Secured Parties to secure all or a portion of the Secured Obligations.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Term Commitment or Term Commitment, as the context requires.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate of the Borrower, signed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, as of any date: (a) net income, plus (b) to the extent deducted in determining such net income, the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, and (iv) non-operating, non-cash and non-recurring costs and expenses, minus (c) to the extent included in determining such net income, non-operating, non-cash and non-recurring income or gain during such period; in each case of or by the Consolidated Group for the period of 12 consecutive months ending on such date.

“Consolidated Group” means the Borrower and its Subsidiaries, including but not limited to each Guarantor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion or Continuation Notice” has the meaning specified in Section 2.4.

“Credit Extension” means the making of any Advance, the conversion or continuation of any Loan, or the issuing, extending, amending, renewing or increasing of any Letter of Credit.

“Daily Simple SOFR Rate” means, for any day (a “Daily Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Daily Simple SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such Daily Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Daily Simple SOFR Rate Day or (ii) if such Daily Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If, by 3:00
p.m. on the second U.S. Government Securities Business Day immediately following any Daily Simple SOFR Determination Date, SOFR in respect of such Daily Simple SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Transition Event with respect to the Daily Simple SOFR Rate has not occurred, then the SOFR for such Daily Simple SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of the calculation of the Daily Simple SOFR Rate for no more than three consecutive Daily Simple SOFR Rate Days. Any change in the Daily

Simple SOFR Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower or any other Person.

“Daily Simple SOFR Rate Loan” means a Loan bearing interest determined in accordance with the Daily Simple SOFR Rate Option. A Daily Simple SOFR Rate Loan is a Loan not subject to an Interest Period.

“Daily Simple SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.3(a)(i).

“Debt Incurrence” means the incurrence by the Borrower or any of its Subsidiaries on or after the Closing Date of any Indebtedness other than the Secured Obligations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that with notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the following: (a) for each Loan, the Interest Rate Option then in effect, plus an additional margin of 2.0% per annum; (b) for Letter of Credit Fees, the Letter of Credit Fee Rate as of such date plus an additional margin of 2.0% per annum; (c) for Unused Commitment Fees, the Unused Commitment Fee Rate as of such date plus an additional margin of 2.0% per annum; and (d) for all other Obligations, the rate determined in accordance with the ABR Rate Option as of such date plus an additional margin of 2.0% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),
(e)has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or
(iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and, subject to any cure rights expressly provided above, such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender.

“Delaware Code” means the “Delaware Code” as defined in 1 Del. C. § 101, as amended from time to time.

“Director” means, with respect to any Person, (a) if such Person is a corporation, a member of the board of directors of such Person, (b) if such Person is a limited liability company, a governor, manager or managing member of such Person, (c) if such Person is a partnership, a partner of such Person, and (d) if such Person is a limited partnership, a general partner of such Person.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property or asset by any Person (including any sale and leaseback transaction or any “division” under the Delaware Code or otherwise).

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Drawing Date” has the meaning specified in Section 2.8(c)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.8(b)(iii), 11.8(b)(v) and 11.8(b)(vi) (subject to such consents, if any, as may be required under Section 11.8(b)(iii)).

“Environmental Indemnity” means the Environmental Indemnity Agreement substantially in the form of Exhibit C hereto.

“Environmental Laws” means any and all applicable current and future federal, state, local and foreign Laws and any consent decrees, concessions, permits, grants, licenses, agreements or other restrictions of a Governmental Authority or common Law causes of action relating to: (a) protection of the environment or natural resources from, or emissions, discharges, releases or threatened releases of, Hazardous Materials in the environment including ambient air, surface, water, ground water or land, (b) the generation, handling, use, labeling, disposal, transportation, reclamation and remediation of Hazardous Materials; (c) human health as affected by Hazardous Materials; (d) the protection of endangered or threatened species; and (e) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, (a) any capital stock, membership interest, partnership interest or other equity interest of (or other ownership or profit interests in) such Person, (b) any warrant, option or other right for the purchase or acquisition from such Person of any capital stock or other interest of the type described in clause (a), (c) any security convertible into or exchangeable for any capital stock or other interest of the type described in clause (a), (d) any warrant, right or option for the purchase or acquisition from such Person of any capital stock or other interest of the type described in clause (a), and
(e) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), in the case of each of clauses (a) through (e), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance or sale by the Borrower or any of its Subsidiaries of any Equity Interests at any time after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and the rules and regulations thereunder.

“ERISA Affiliate” means, at any time, any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 (b) or (c) of the Code or Section 4001(b)(1) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;
(c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of an amendment to a Pension Plan or a Multiemployer Plan as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the adoption by any Loan Party or ERISA Affiliate of a new Pension Plan; or
(i)the entering into an obligation to contribute to any Multiemployer Plan by any Loan Party or ERISA Affiliate (other than a Multiemployer Plan listed in Schedule 5.17).

“Erroneous Payment” has the meaning specified in Section 11.18.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.1.

“Excluded Swap Obligation” means, with respect to any Loan Party providing a Guaranty or granting a security interest to secure, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty by such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 12.10 and any other “keepwell, support or other agreements” for the benefit of such Loan Party) at the time the Guaranty of, or the grant of such security interest by, such Loan Party becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or grant of security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section
3.2 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Debt Facilities” means (a) the Master Loan Agreement dated as of February 19, 2013 between The Andersons Albion Ethanol LLC, as borrower, and Farm Credit Services of America, FLCA, as lender, (b) the Master Loan Agreement dated as of May 9, 2013 between The Andersons Clymers Ethanol LLC, as borrower, and Farm Credit Services of America, FLCA, as lender, (c) the Amended and Restated Credit Agreement dated as of April 19, 2013 among The Andersons Marathon Ethanol LLC, as borrower, the lenders party thereto, and CoBank, as administrative agent, and (d) the Loan Agreement dated as of December 1, 2006 between the City of Logansport, Indiana and The Andersons Clymers Ethanol, LLC and

all other agreements delivered in connection therewith; each as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Facility” means the Revolving Term Facility, the Term Facility or the Letter of Credit Facility, as the context requires.

“Farm Credit Equities” means any of the Borrower’s stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by the applicable Farm Credit Lender for the account of the Borrower) and other equities in any Farm Credit Lender acquired in connection with, or because of the existence of, the Borrower’s patronage loan from such Farm Credit Lender (or its Affiliate), and the proceeds of any of the foregoing.

“Farm Credit Law” has the meaning specified in Section 11.17.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time. When used in this Agreement in reference to the Farm Credit Equities, “Farm Credit Lender” shall also include the Affiliate of such Farm Credit Lender in which such Farm Credit Equities are purchased or acquired, as applicable.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published and (b) 0%.

“Fee Letter” means each separate agreement entered into from time to time by and between the Borrower and the Administrative Agent setting forth certain fees to be paid by the Borrower to the Administrative Agent for the Administrative Agent’s own account or for the account of the Lenders, as more fully set forth therein.

“Financial Covenants” means the covenants contained in Article VIII. “First Amendment Effective Date” means December 13, 2019.
“Flood Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and (d) the Biggert- Waters Flood Insurance Act of 2012, in each case, as now or hereinafter in effect, and any successor statute thereto, and all such other applicable Laws related thereto.

“Floor” means a rate of interest equal to 0.00%.

“Food Security Act” means 7 U.S.C. Section 1631, and any successor statute thereto, together with each Law establishing a “central filing system” (as defined in 7 U.S.C. Section 1631) that has been certified by the Secretary of the United States Department of Agriculture.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fourth Amendment Effective Date” means December 28, 2022.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

“Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Liabilities” means (a) the prompt Payment In Full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of this Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower or any other Loan Party to any one or more of the Secured Parties, including principal, interest, premiums and fees (including all reasonable fees and expenses of counsel); (b) the prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower and each other Loan Party under this Agreement, the Notes and all other Loan Documents to which it is a party; and (c) the prompt Payment In Full by the Borrower and each other Loan Party, when due or declared due and at all such times, of all Other Liabilities heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower or any other Loan Party to any one or more of the Secured Parties; provided that Guaranteed Liabilities of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Guarantor” means each of the parties to this Agreement that is designated as a guarantor on the signature page hereof and each other Person that joins this Agreement as a Guarantor after the date hereof.

“Guarantors’ Obligations” means the obligations of the Guarantors to the Secured Parties under Article XII.

“Guaranty” or “Guarantee” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of such Person pursuant to which such Person has directly or indirectly guaranteed or had the economic effect of guaranteeing any Indebtedness or other obligation or liability of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise), (b) to purchase or lease property or services for the purpose of assuring another Person’s payment or performance of any Indebtedness or other obligations or liabilities, (c) to maintain the working capital of such Person to permit such Person to pay such Indebtedness or other obligations or liabilities or (d) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation or liability of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty/Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. Unless otherwise specified, the amount of any Guaranty shall be deemed to be the lesser of the principal amount of the Indebtedness or other obligations or liabilities guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty.

“Hazardous Materials” means (a) any explosive or radioactive substances, materials or wastes, and (b) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and
(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Bank” means any Person that, at the time it enters into a Hedge Agreement with a Loan Party for an Interest Rate Hedge with respect to interest on the Obligations, is a Lender or an Affiliate of a Lender or the Administrative Agent or an Affiliate of the Administrative Agent.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements,
(a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money;

(b)all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(c)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)all net obligations of such Person under each Hedge Agreement to which it is a party (and the amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date);

(e)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts and accrued expenses, and deferred compensation arrangements, in each case to the extent payable in the ordinary course of business and not yet due and payable);

(f)obligations (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such obligations shall have been assumed by such Person or is limited in recourse;

(g)all obligations of such Person under Capital Leases and all its Synthetic Lease Obligations;

(h)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(i)all obligations of such Person to advance funds to, or purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person; and

(j)all Guarantees of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture in which such Person is a general partner or a joint venturer; provided, that the portion (if any) of any such Indebtedness which exceeds the amount of such Indebtedness as to which there is recourse to such Person shall not be included hereunder as Indebtedness of such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.3.

“Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any bankruptcy, insolvency, reorganization or other similar Debtor Relief Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
“Intellectual Property” means patents, trademarks, copyrights and any other similar assets. “Interest Payment Date” means (a) with respect to each Term SOFR Rate Loan, the last day of the Interest Period applicable thereto (and, if such Interest Period is longer than three months, each day that occurs at intervals of three months after the first day of the applicable Interest Period); (b) with respect to each Quoted Rate Loan, the 20th calendar following the end of each calendar month (as accrued through the end of such month) and the last day of the Quoted Rate Period applicable thereto; (c) with respect to each Daily Simple SOFR Rate Loan and ABR Loan, the 20th calendar day following the end of each calendar month (as accrued through the end of such month); (d) with respect to each Loan, the Maturity Date with respect thereto; (e) with respect to the Unused Commitment Fee, the 20th calendar day following the end of each calendar month (as accrued through the end of such month); and (f) with respect to the Letter of Credit Fee, the 20th calendar day following the end of each calendar quarter (as accrued through the end of such quarter).

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Term Advances or Term Advances bear interest under the Term SOFR Rate Option. Subject to the last sentence of this definition, such period shall be one, three or six months. Such Interest Period shall commence on the effective date of such Term SOFR Rate Loan, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans or (ii) the date of renewal of or conversion to a Term SOFR Rate Loan if the Borrower is renewing or converting an existing Loan. Notwithstanding the second sentence hereof: (a) any Interest Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the applicable Maturity Date, and (c) if any Interest Period begins on the last Business Day of a month or on a day of a month for which there is no numerically corresponding day in the month in which such Interest Period is to end, such Interest Period shall be deemed to end on the last Business Day of the final month of such Interest Period.

“Interest Rate Hedge” means a Hedge Agreement entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Option” means any Term SOFR Rate Option, Daily Simple SOFR Rate Option, Quoted Rate Option or ABR Rate Option.

“Investment” means, with respect to any Person, (a) the Equity Interests or other securities held by such Person in another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.
“Issuing Lender” means CoBank, in its individual capacity as issuer of Letters of Credit hereunder. “Joint Venture” means a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest; provided, however, that neither CoBank nor any other Farm Credit Lender in which the Borrower owns Farm Credit Equities shall be a “Joint Venture” for purposes of the Loan Documents.

“Knowledge” means the actual knowledge of any officer of a Loan Party.

“Landlord Agreement” means any landlord’s waiver or other lien waiver or subordination agreement executed and delivered by a lessor, warehouse operator or other applicable Person with respect to a leased location of any Loan Party to and for the benefit of, and in form and substance acceptable to, the Administrative Agent.

“Law” means any law (including common law and Environmental Laws), constitution, statute, codes, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Governmental Authority.

“Lead Arrangers” means CoBank, ACB and Farm Credit Mid-America, PCA.

“Lenders” means each of the Persons from time to time party hereto as a lender and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

“Letter of Credit” has the meaning specified in Section 2.8(a) and includes, without limitation, each Closing Date Letter of Credit.

“Letter of Credit Borrowing” has the meaning specified in Section 2.8(c)(iii).

“Letter of Credit Documents” means such applications, reimbursement agreements and other documents as the Issuing Lender may require as a condition to issuance of a Letter of Credit.

“Letter of Credit Expiration Date” means the 30th day prior to the Revolving Term Commitment Termination Date.

“Letter of Credit Facility” means the Letter of Credit facility established pursuant to Section 2.8. “Letter of Credit Fee” has the meaning specified in Section 2.8(b).

“Letter of Credit Fee Rate” means the percentage rate per annum according to the Pricing Grid below the heading “Letter of Credit Fee Rate” based on the then-current Consolidated EBITDA.

“Letter of Credit Obligations” means, as of any date of determination, (a) the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus (b) the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Request” has the meaning specified in Section 2.8(a).

“Letter of Credit Sublimit” means the lesser of $30,000,000 or the Aggregate Revolving Term Commitment Amount.

“Licenses” means franchises, permits, licenses and other rights, including all governmental approvals, authorizations, consents, licenses and permits, that are necessary or required for the conduct of the businesses conducted by any Loan Party or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, lien (statutory or otherwise), security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (other than any filed financing statement or other notice with respect to a true lease or operating lease) whether or not a lien or other encumbrance is created or exists at the time of the filing.

“Loan” means any Revolving Term Advance or Term Advance, and “Loans” means all of the foregoing, collectively.

“Loan Documents” means this Agreement, each Fee Letter, the Environmental Indemnity, the Collateral Documents, the Notes, the Letter of Credit Documents, the Perfection Certificate, any Subordination Agreements, and any other instruments, certificates or documents delivered in connection herewith or therewith, all as amended, restated, reaffirmed, reconfirmed, replaced, substituted or otherwise modified from time to time.

“Loan Parties” means the Borrower and the Guarantors.

“Loan Request” means a request for any of a Term Advance or a Revolving Term Advance, in each case substantially in the form of Exhibit D hereto.

“Material Adverse Change” means any circumstance or event, or series of circumstances or events, that has or could reasonably be expected to have a material adverse effect upon (i) the business, properties, assets, condition (financial or otherwise), operations or liabilities (actual or contingent) of the Loan Parties, taken as a whole, (ii) the legality, binding effect, validity or enforceability of any material provision of this Agreement or any other Loan Document, (iii) the ability of the Loan Parties, taken as a whole, to duly and punctually pay or perform any of the Secured Obligations, or (iv) the ability of the Administrative Agent or any other Lender to enforce its legal remedies pursuant to this Agreement or any other Loan Document.

“Material Agreement” means any (a) agreement, contract, note, bond, debenture or other instrument evidencing Material Indebtedness, (b) the Specified Lease Agreements, and (c) any other agreement, contract or other instrument to which any Loan Party is a party or that is binding upon any Loan Party or its property the revocation, termination, breach or violation of which could reasonably be expected to result in a Material Adverse Change.

“Material Indebtedness” means Indebtedness (other than the Obligations) in an aggregate principal amount exceeding $5,000,000.

“Material Real Property” means real property acquired or otherwise obtained after the Closing Date with an aggregate fair market value in excess of $10,000,000.

“Maturity Date” means (a) with respect to the Revolving Term Facility (including the Letter of Credit Facility), September 30, 2027 and (b) with respect to the Term Facility, September 30, 2024.

“Maximum Rate” has the meaning specified in Section 11.15.

“Merger” means the transactions with respect to the merger of the Plant Entities with and into the Borrower, with the Borrower surviving as the surviving entity, as more fully described in the Transaction Summary attached to the Perfection Certificate of even date herewith.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of September 30, 2019, by and among The Andersons, Inc., the Andersons Ethanol LLC, Marathon Renewable Fuels Corporation, the Plant Entities and the Borrower.

“Merger Documents” means the Merger Agreement and all agreements, documents and instruments executed and/or delivered pursuant thereto or in connection therewith.

“Minimum Collateral Amount” means, as of any date of determination, (a) with respect to the Fronting Exposure of the Issuing Lender, an amount equal to 105% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding as of such date, (b) with respect to Letter of Credit Obligations, an amount equal to 105% of the Letter of Credit Obligations as of such date, and (c) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in its sole discretion.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee thereof in the business of rating securities and debt.

“Mortgage” means each mortgage or deed of trust (as applicable) executed and delivered by a Loan Party to the Administrative Agent for the benefit of the Lenders with respect to the real estate owned or leased by such Loan Party as security for any of the Secured Obligations.

“Multiemployer Plan” means any employee benefit plan, which is covered by Title IV of ERISA, that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Loan Party or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the immediately preceding six plan years of such Multiemployer Plan, made or had an obligation to make contributions or for which it has any liability.

“Net Cash Proceeds” means:

(a)in the case of any Equity Issuance or Debt Incurrence, an amount equal to: (i) the aggregate amount of all cash received by the Borrower or any of its Subsidiaries in respect of such Equity Issuance or Debt Incurrence, as applicable, minus (ii) customary, bona fide, out-of-pocket direct costs incurred by the Borrower and its Subsidiaries in connection such issuance;

(b)with respect to any Casualty Event, an amount equal to: (i) cash payments received by the Borrower or any of its Subsidiaries from such Casualty Event, minus (ii) all customary, bona fide, out-of-pocket direct costs incurred by the Borrower and its Subsidiaries in connection with collecting such cash payments; and

(c)with respect to any Disposition, an amount equal to: (i) cash payments received by the Borrower or any of its Subsidiaries from such Disposition, minus (ii) all income taxes and other taxes assessed by a Governmental Authority as a result of such transaction, minus (iii) all customary, bona fide, out-of-pocket direct transaction costs incurred by the Borrower and its Subsidiaries in connection with such Disposition, minus (iv) amounts required to satisfy Liens in the Disposed property or assets, so long as the Indebtedness and Liens so satisfied were not prohibited by this Agreement.

“Net Worth” means, as of any date, with respect to the Consolidated Group, the sum (without duplication) of (a) total assets, less (b) total liabilities, all as determined in accordance with GAAP.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 11.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Revolving Term Notes and the Term Notes.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Facility or any Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Official Body” means (a) any Governmental Authority and (b) any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Organizational Documents” means the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement or other organizational documents of any Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Information” has the meaning specified in Section 12.9.

“Other Liabilities” means (a) all obligations arising under any document or agreement relating to or on account of any Secured Bank Product and/or any Secured Hedge and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Other Liabilities of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Overadvance” has the meaning specified in Section 2.12(a).

“PACA” means, collectively, (a) the Perishable Agricultural Commodities Act, 1930, as amended (7 U.S.C. § 499(e)(c)(2) et. seq.), together with all rules and regulations relating thereto or promulgated thereunder by any Governmental Authority (including 7 C.F.R. § 46.1 et seq.) and (b) every other Law of similar import, in each case as in effect from time to time.

“Participant” has the meaning specified in Section 11.8(d). “Participant Register” has the meaning specified in Section 11.8(d). “Participation Advance” has the meaning specified in Section 2.8(c)(ii).
“PASA” means, collectively, (a) the Packers and Stockyards Act, 1921, as amended (7 U.S.C.
§ 181) et. seq.), together with all rules and regulations relating thereto or promulgated thereunder (including 9 C.F.R. § 200 et seq.), and (b) every other Law of similar import, in each case as in effect from time to time.

“Payment In Full” means (a) with respect to the Obligations, the payment in full in cash of the Loans and other Obligations hereunder, the termination of the Commitments and the expiration or termination of all Letters of Credit or the Cash Collateralization of the Letter of Credit Obligations in an amount not less than the Minimum Collateral Amount, (b) with respect to the Guaranteed Liabilities, the payment in full in cash of the Guaranteed Liabilities and (c) with respect to Other Liabilities, the payment in full in cash of such Other Liabilities or the Cash Collateralization of such Other Liabilities in an amount not less than the Minimum Collateral Amount.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, and either (i) is sponsored or maintained by any Loan Party or any ERISA Affiliate for employees of such Loan Party or any ERISA Affiliate, or (ii) to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute or for which it has any liability, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six plan years.

“Perfection Certificate” means a certificate in form satisfactory to the Administrative Agent signed by an Authorized Officer of the Borrower setting forth certain information with respect to the Loan Parties and their assets.

“Permitted Liens” means:

(a)Liens for taxes, assessments, or similar charges and levies of any Governmental Authority not yet due or which are being contested in good faith by appropriate and lawful proceedings in accordance with the terms of this Agreement;

(b)pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs, other than any Lien imposed by ERISA;

(c)Liens of mechanics, materialmen, warehousemen, carriers, suppliers, landlords or other like Liens that are incurred in the ordinary course of business and either (i) secure obligations that have not been outstanding past the earliest of (A) the 31st day following notice of such Lien to a Loan Party, (B) the 31st day following Knowledge of such Lien by a Loan Party, or (C) the commencement of foreclosure or similar proceedings with respect to such Lien, or (ii) are being contested in good faith by appropriate and lawful proceedings and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party’s books;

(d)good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, trade contracts (other than Indebtedness) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, performance or other similar bonds required in the ordinary course of business;

(e)encumbrances consisting of easements, right-of-way or other encumbrances, title defects and restrictions on the use of real property, or laws, ordinances or regulations affecting property, including, without limitation, any zoning or similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property, in each case, which do not individually or in the aggregate materially detract from the value of the applicable Loan Party’s interest in the applicable property subject thereto or materially interfere with the operation of the applicable property or ordinary conduct of the business of the applicable Loan Party;

(f)Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Secured Parties;

(g)Liens securing Indebtedness permitted under Section 7.1(f)(i), provided, that
(x) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (y) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition or construction;

(h)Liens arising pursuant to applicable law and rights of set-off of financial institutions and other Persons in the ordinary course of banking, insurance and trading arrangements;

(i)Liens in the form of cash collateral securing Hedge Agreements permitted under Section 7.1(c);

(j)each Farm Credit Lender’s Lien (including the right of setoff) in its Farm Credit Equities and in any cash patronage;

(k)Liens resulting from judgments or orders not constituting an Event of Default under Section 9.1(f);

(l)all matters shown on each survey and on the lenders’ title insurance policies delivered pursuant to Section 4.1(l) as exceptions to the insurance coverage thereunder;

(m)leases which are (i) subordinate to the Collateral Documents or (ii) otherwise permitted hereunder; and

(o) deposits to secure the performance of bids, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business.

“Permitted Rail Car Lease” means a lease by a Loan Party of hopper and/or tanker rail cars containing a maximum term of 84 months; provided, that (a) the aggregate number of rail cars leased pursuant to all Permitted Rail Car Leases may not exceed 1,500 rail cars at any time, and (b) up to 750 rail cars leased pursuant to Permitted Rail Car Leases may contain a maximum term of 120 months.

“Person” means any natural person, corporation, company, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Official Body, or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but not including a Multiemployer Plan), maintained by any Loan Party or any ERISA Affiliate or any such plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its current or former employees, or for which any Loan Party is reasonably expected to have liability.

“Plan Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans, as currently set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Plant Entities” means, collectively, (i) The Andersons Albion Ethanol LLC, an Ohio limited liability company, (ii) The Andersons Clymers Ethanol LLC, an Ohio limited liability company, (iii) The Andersons Denison Ethanol LLC, a Delaware limited liability company, and (iv) The Andersons Marathon Ethanol LLC, a Delaware limited liability company.

“Pricing Grid” means the table and text set forth below:

Level	Consolidated EBITDA	Unused Commitment Fee Rate	Letter of Credit Fee Rate	Applicable Margin for Daily Simple SOFR Rate Loans and Term SOFR Rate Loans	Applicable Margin for ABR Loans
I	≥ $125,000,000	0.30%	2.10%	2.10%	1.00%
II	≥ $75,000,000 and < $125,000,000	0.35%	2.35%	2.35%	1.25%
III	< $75,000,000	0.40%	2.60%	2.60%	1.50%

For purposes of determining the Applicable Margin, the Unused Commitment Fee Rate and the Letter of Credit Fee Rate:

(a)From the Fourth Amendment Effective Date, until receipt of the Compliance Certificate accompanying the Borrower’s audited financial statements for the measurement period ending December 31, 2022, the Applicable Margin, the Unused Commitment Fee Rate and the Letter of Credit Fee Rate shall be set at Level I.

(b)The Applicable Margin, the Unused Commitment Fee Rate and the Letter of Credit Fee Rate shall be recomputed as of December 31, 2022 and the end of each fiscal year of the Borrower thereafter based on Consolidated EBITDA as of such fiscal year end as reported in the Borrower’s audited financial statements delivered pursuant to Section 6.1(b). Any increase or decrease in the Applicable Margin, the Unused Commitment Fee Rate or the Letter of Credit Fee Rate computed as of a fiscal year end shall be effective no later than 5 Business Days following the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 6.1(c). If a Compliance Certificate is not delivered when due in accordance with such Section 6.1(c), then the rates in Level III shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that
(i) Consolidated EBITDA as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of Consolidated EBITDA would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. Neither this clause (c) nor the foregoing clause (b) shall limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.7, Section 3.5, Article VIII, or any other provision of any Loan Document, other agreement or applicable Law.

(d)Upon the occurrence of any Event of Default, the rates in Level III shall apply and shall remain in effect until the date on which such Event of Default is cured or waived.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective without the necessity of notice provided to the Borrower or any other Person.

“Principal Office” means the main banking office of the Administrative Agent in Greenwood Village, Colorado, or such other banking office as may be designated by the Administrative Agent from time to time.

“Prior Security Interest” means a valid and enforceable perfected first-priority security interest and Lien in and to the Collateral, subject only to Permitted Liens.

“Pro Rata Share” means (a) with respect to the Revolving Term Facility as of any date of determination, the proportion that a Revolving Term Lender’s Revolving Term Commitment as of such date bears to the Aggregate Revolving Term Commitment Amount as of such date, provided, that if the Revolving Term Commitments have been terminated or have expired, Pro Rata Share under the Revolving Term Facility shall be determined based upon the Revolving Term Commitments most recently in effect, giving effect to any assignments; and (b) with respect to the Term Facility as of any date of determination, the proportion that the outstanding principal amount of a Term Lender’s Term Advances as of such date bears to the aggregate principal amount of all outstanding Term Advances as of such date.

“Producer” means any producer, packer, processor, manufacturer, dealer, broker, agent, person engaged in farming operations, cooperative whose members consist of any such Persons or other seller of perishable agricultural products or other agricultural goods or farm products, including without limitation potatoes, corn, “Meat Food Products”, “Livestock”, “Livestock Products”, “Poultry”, “Poultry Products” (each as defined in PASA) and “Perishable Agricultural Commodities” (as defined in PACA).

“Protective Advance Commitment Increase” has the meaning specified in Section 2.2(d)(ii). “Protective Advances” has the meaning specified in Section 2.2(d)(i).
“Purchase Money Security Interest” means Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of security interest becomes effective with respect to such Swap Obligation or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quoted Rate” means, for a Quoted Rate Period, the per annum rate quoted by the Administrative Agent in its sole discretion, pursuant to Section 2.4.

“Quoted Rate Loan” means any Loan that bears interest at a rate determined by reference to a Quoted Rate.

“Quoted Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.3(a)(iii).

“Quoted Rate Period” means, relative to any Quoted Rate Loan, the period beginning on (and including) the date on which such Quoted Rate Loan is made, or continued as, or converted into, a Quoted Rate Loan pursuant to Sections 2.1(b), 2.2(b) and 2.4 and shall end on (but exclude) the day that is determined by the Administrative Agent in its sole discretion, pursuant to Section 2.4; provided, however, that (a) the Quoted Rate Period shall begin on a Business Day and shall continue for a period of not less than 365 days; (b) no more than five different Quoted Rate Periods may be outstanding at any one time;
(c) any Quoted Rate Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Quoted Rate Period shall end on the next preceding Business Day; and (d) the Borrower shall not select, convert to or renew a Quoted Rate Period for any portion of the Loans that would end after the applicable Maturity Date.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Register” has the meaning specified in Section 11.8.

“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” has the meaning specified in Section 2.8(c)(i). “Related Agreements” has the meaning specified in Section 12.3(a).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, Directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means one or more Lenders (including Voting Participants in accordance with Section 11.8) having Total Credit Exposure representing more than 50% of the Total Credit Exposure of all Lenders; provided, however, that (a) with respect to economic changes applicable only to a single Facility, “Required Lenders” shall be calculated with respect to the Lenders (including Voting Participants) only in that Facility, and (b) if any Lender is a Defaulting Lender at such time of determination, the Total Credit Exposure of such Defaulting Lender (including any of such Defaulting Lender’s Voting Participants) shall be excluded from the determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Term Advance” means a loan of funds by a Lender to the Borrower under the Revolving Term Facility.

“Revolving Term Borrowing” means a Borrowing consisting of a Revolving Term Advance by each of the Revolving Term Lenders.

“Revolving Term Commitment” means, with respect to any Lender, (a) the amount so designated for such Lender in the Register maintained by the Administrative Agent, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption and any increases and decreases effected pursuant to Sections 2.2 and 2.11, or (b) as the context may require, the obligation of such Lender to make Revolving Term Advances and participate in Protective Advances.

“Revolving Term Commitment Termination Date” means, with respect to the Revolving Term Commitments thereunder, the earlier of (a) the applicable Maturity Date for the Revolving Term Facility and (b) the date on which the Revolving Term Commitments are terminated.

“Revolving Term Exposure” means, as to any Revolving Term Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Term Advances and such Revolving Term Lender’s participation in Letter of Credit Obligations at such time.

“Revolving Term Facility” means the Revolving Term Facility established pursuant to Section 2.2.

“Revolving Term Facility Availability Amount” means, as of the date of determination, the amount by which the Aggregate Revolving Term Commitment Amount exceeds the Revolving Term Facility Usage.

“Revolving Term Facility Usage” means at any time the sum of the outstanding Revolving Term Advances and the Letter of Credit Obligations.

“Revolving Term Lender” means any Lender with a Revolving Term Commitment.

“Revolving Term Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Revolving Term Commitment, in substantially the form of Exhibit E-1, as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject of comprehensive Sanctions (including, as of the Fourth Amendment Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, Canada, the United Kingdom or any member of the European Union, the United Nations Security Council, the European Union or any political subdivision of any of the foregoing, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person that is otherwise subject to any Sanctions, or (d) any Person, directly or indirectly, 50% or more in the aggregate owned by, otherwise controlled by, or acting for the benefit or on behalf of, any Person or Persons described in the foregoing clauses (a), (b) or (c) of this definition.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States of America, Canada, the United Kingdom or any member of the European Union, the United Nations Security Council, the European Union or any political subdivision of any of the foregoing.

“Secured Bank Product” means agreements or other arrangements entered into by a Lender or its Affiliate, on the one hand, and any Loan Party, on the other hand at the time such Lender is a party to this Agreement, under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards,
(d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange; provided that the foregoing shall not constitute a Secured Bank Product if at any time (x) the applicable provider of such bank products or services is not a Lender or an Affiliate of a Lender or (y) such provider has not delivered a Secured Party Designation Notice to the Administrative Agent pursuant to Section 10.15(a).

“Secured Hedge” means an Interest Rate Hedge permitted under this Agreement (a) that is entered into by a Hedge Bank and (b) with respect to which such Hedge Bank has provided evidence satisfactory to the Administrative Agent that (i) such Interest Rate Hedge is documented in a standard International Swaps and Derivatives Association Agreement, and (ii) such Interest Rate Hedge provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; provided that the foregoing shall not constitute a Secured Hedge if at any time (x) the applicable provider of such Interest Rate Hedge is not the Administrative Agent, a Lender, or an Affiliate of the Administrative Agent or a Lender, or (y) such provider (if other than the Administrative Agent) has not delivered a Secured Party Designation Notice to the Administrative Agent pursuant to Section 10.15(a).

“Secured Obligations” means all Obligations, all Guaranteed Liabilities and all Other Liabilities, but excluding, for any Loan Party, Excluded Swap Obligations with respect to such Loan Party.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, each Hedge Bank that provides any Secured Hedge, each Lender (or its Affiliate) that provides any Secured Bank Product, each Related Party or co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.6, any other holder from time to time of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Secured Party Designation Notice” means a notice from any Lender, any Affiliate of any Lender or any other Secured Party substantially in the form of Exhibit F.

“Security Agreement” means the Security Agreement of even date herewith to which the Borrower, the Guarantors and the Administrative Agent are parties.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Lease Agreement” means each of (i) the Lease dated as of September 13, 2005 between The Andersons, Inc., as landlord, and the Borrower, as successor-by-merger to The Andersons Albion Ethanol LLC, as tenant, and (ii) the Lease effective as of May 1, 2007 between The Andersons Agriculture Group, LP, as landlord, and the Borrower, as successor-by-merger to The Andersons Clymers Ethanol LLC, as tenant.

“Standard & Poor’s” means Standard & Poor’s Ratings Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities and debt.

“Subordinated Indebtedness” means all Indebtedness that has been subordinated to payment of the Secured Obligations on subordination terms and conditions satisfactory to the Administrative Agent, in its sole discretion, as to the right and time of payment and as to any other rights and remedies thereunder.

“Subordination Agreement” means an agreement (in form and substance satisfactory to the Administrative Agent in its sole discretion) executed and delivered by each holder of Subordinated Indebtedness in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to which such Person subordinates payment of such Subordinated Indebtedness or other obligations as therein provided to payment of the Secured Obligations to the extent provided therein.

“Subsidiary” of any Person at any time means any corporation, trust, partnership, any limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more Directors or trustees (regardless of any contingency that does or may suspend or dilute the voting rights) is at such time owned, or the management of which is controlled, directly or indirectly through one or more intermediaries, or both, by such Person or one or more of such Person’s Subsidiaries, or (b) that is directly or indirectly controlled by such Person or one or more of such Person’s Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Equity Interests” has the meaning specified in Section 5.6.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, for tax purposes or otherwise upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning specified in the definition of “Acquisition”.

“Tax Compliance Certificate” means a tax certificate substantially in the form of Exhibit G hereto, prepared and delivered by any Lender in accordance with Section 3.2(g).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Advance” means a loan of funds by a Lender to the Borrower under the Term Facility. “Term Borrowing” means a Borrowing consisting of Term Advances by each of the Term
Lenders.

“Term Commitment” means, with respect to any Lender, (a) the amount so designated for such Lender in the Register maintained by the Administrative Agent, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption, or (b) as the context may require, the obligation of such Lender to make Term Advances under Section 2.1. The initial aggregate amount of the Term Commitments of all Term Lenders as of the Closing Date shall be $70,000,000.

“Term Commitment Termination Date” means December 15, 2021.

“Term Facility” means the term loan facility being made available to the Borrower by the Lenders pursuant to Section 2.1.

“Term Lender” means any Lender with a Term Commitment.

“Term Note” means a promissory note of the Borrower payable to a Term Lender in the amount of such Lender’s Term Commitment, in substantially the form of Exhibit E-2, as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means, for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 3:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference

Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if the Term SOFR Rate determined as provided above shall ever be less than the Floor, then Term SOFR Rate shall be deemed to be the Floor.

“Term SOFR Rate Loan” means a Loan bearing interest determined in accordance with the Term SOFR Rate Option. A Term SOFR Rate Loan is a Loan subject to an Interest Period.

“Term SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.3(a)(ii).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR. “Termination Date” means the date as of which all of the following shall have occurred: (a) all
Commitments under this Agreement have terminated, (b) all Secured Obligations have been paid in full (other than (x) contingent indemnification obligations and (y) obligations and liabilities with respect to any Secured Bank Product or Secured Hedge as to which arrangements reasonably satisfactory to the Administrative Agent and the applicable Lender (or its Affiliate) or Hedge Bank have been made), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the Issuing Lender shall have been made).

“Threshold Amount” means $5,000,000.

“Total Credit Exposure” means, as to any Lender as of any date of determination, its unused Commitments, the Revolving Term Exposure and outstanding Term Advances of such Lender as of such date of determination.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulations Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms and certain affiliates of such certain credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable Law requires that such appointment not be disclosed.

“Unused Commitment Fee” means any Unused Revolving Term Commitment Fee or Unused Term Commitment Fee.

“Unused Commitment Fee Rate” means the percentage rate per annum below the heading “Unused Commitment Fee Rate” in the Pricing Grid based on the then-current Consolidated EBITDA.

“Unused Revolving Term Commitment Fee” has the meaning specified in Section 2.6(a)(i). “Unused Term Commitment Fee” has the meaning specified in Section 2.6(a)(ii).
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S.” means the United States of America.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Participant” has the meaning specified in Section 11.8(d). “Voting Participant Notice” has the meaning specified in Section 11.8(d).
“Withholding Agent” means (a) the Borrower or any other Loan Party and (b) the Administrative
Agent.

“Working Capital” means, with respect to the Consolidated Group as of any date of determination, the excess of current assets over current liabilities, determined in accordance with GAAP. For purposes of determining current assets, the Revolving Term Facility Availability Amount as of the date of determination (less the amount that would be considered a current liability under GAAP if fully advanced) shall be deemed a current asset, whether or not it would be treated as such under GAAP.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arise, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligations in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:
(a) references to the plural include the singular, the plural, the part and the whole; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the words

“hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, supplemented, replaced, substituted for, superseded or restated at any time and from time to time; (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (i) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; (j) any pronoun shall include the corresponding masculine, feminine and neuter terms; (k) reference to any Law or regulation herein shall refer to such Law or regulation as amended, modified or supplemented from time to time; (l) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (m) unless otherwise specified, all references herein to times of day shall be references to Denver, Colorado time.

1.3Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial ratios and other financial covenants) and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), applied on a consistent basis and, except as expressly provided herein, in a manner consistent with that used in preparing audited financial statements in accordance with Section 6.1(b) and all accounting or financial terms has the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Article VIII (and all defined terms used in the definition of any accounting term used in Article VIII has the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to in Section 5.10. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the Financial Covenants or any other provision hereof, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such Financial Covenants or such other provisions in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that until so amended such Financial Covenants and such other provisions shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any Financial Covenants) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Without limiting the foregoing, any operating lease properly classified as an operating lease as of the Closing Date shall be classified and accounted for as an operating lease during the term of this Agreement for all purposes of this Agreement, notwithstanding any changes in GAAP relating thereto.

1.4UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.5Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.6Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

1.7Covenant Compliance Generally. For purposes of determining compliance under Article VIII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating consolidated net income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(b). Notwithstanding the foregoing, for purposes of determining compliance with Article VII, with respect to any covenant with respect to the amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained therein shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred; provided, that for the avoidance of doubt, the result of any changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred shall otherwise apply in all other cases, including determining whether any additional Indebtedness or Investment may be incurred at any time in accordance with Article VII and for purposes of calculating financial ratios in accordance with Article VIII.

1.8[Reserved].

1.9Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

II.CREDIT FACILITIES

2.1Term Facility.

(a)Term Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Term Lender severally agrees to make Term Advances to the Borrower at any time or from time to time on or after the Closing Date to the Term Commitment Termination Date in an aggregate amount at any time outstanding not to exceed such Term Lender’s Pro Rata Share of each Borrowing from time to time requested by the Borrower under the Term Facility; provided that, after giving effect to each such Term Advance, (i) the aggregate principal amount of such Lender’s Term Advances shall not exceed its Term Commitment and (ii) the aggregate principal amount of all Term Advances extended by all Term Lenders (including any Term Advances that are outstanding or have been repaid) shall not exceed the Aggregate Term Commitment Amount. Each request by the Borrower for a Term Advance shall be deemed to be a representation by the Borrower that it shall be in compliance with the proviso at the end of the preceding sentence and with Article IV both before and after giving effect to the requested Term Borrowing. The Term Facility is not a revolving facility; any Term Advances that are repaid may not be re-advanced hereunder. The Aggregate Term Commitment Amount shall be automatically and permanently reduced (A) dollar-for-dollar by the amount of each Term Borrowing on the date of such Term Borrowing and (B) to zero on the Term Commitment Termination Date.

(b)Loan Request for Term Borrowing. The Borrower may from time to time prior to the Term Commitment Termination Date request the Term Lenders to make a Term Borrowing by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three U.S. Government Securities Business Days prior to the proposed Borrowing Date with respect to Term SOFR Rate Loans, (ii) one U.S. Government Securities Business Day prior to the proposed Borrowing Date with respect to Daily Simple SOFR Rate Loans, and (iii) one Business Day prior to the proposed Borrowing Date with respect to Quoted Rate Loans, a duly completed Loan Request. Each such Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Term Advances comprising each Borrowing, and, if applicable, the Interest Period or Quoted Rate Period, which amounts shall be not less than $5,000,000 for each Borrowing.

(c)Nature of Lenders’ Obligations with Respect to Term Advances. Each Lender shall be obligated to participate in each request for a Term Borrowing pursuant to this Section 2.1 in accordance with its Pro Rata Share. The obligations of each Lender hereunder are several. The failure of any Term Lender to make a Term Advance shall not relieve any other Term Lender of its obligations to make a Term Advance nor shall it impose any additional liability on any other Lender hereunder. The Term Lenders shall have no obligation to make Term Advances hereunder after the Term Commitment Termination Date.

(d)Repayment of Term Advances. In addition to any prepayments made pursuant to Sections 2.11 and 2.12, the Borrower shall pay the aggregate outstanding principal balance of the Term Facility in successive installments of $3,000,000 each, due and payable on the 20th day of each November, February, May and August commencing November 20, 2020, and in one final installment on the Maturity Date for the Term Facility when the entire remaining outstanding principal balance of the Term Facility, together with all outstanding interest thereon and unpaid fees with respect thereto, shall be due and payable in full. The Aggregate Term Commitment Amount shall be automatically and permanently reduced dollar-for-dollar by the amount of $3,000,000 on the 20th day of each November, February, May and August commencing November 20, 2020.

2.2Revolving Facility.

(a)Revolving Term Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Revolving Term Lender severally agrees to make Revolving Term Advances to the Borrower at any time or from time to time on or after the Closing Date to the Revolving Term Commitment Termination Date in an aggregate amount at any time outstanding not to exceed such Revolving Term Lender’s Pro Rata Share of each Borrowing from time to time requested by the Borrower under the Revolving Term Facility, provided that, after giving effect to each such Revolving Term Advance, (i) such Lender’s Revolving Term Exposure shall not exceed its Revolving Term Commitment and (ii) the Revolving Term Facility Usage shall not exceed the Aggregate Revolving Term Commitment Amount. Each request by the Borrower for a Revolving Term Advance shall be deemed to be a representation by the Borrower that it shall be in compliance with the proviso at the end of the preceding sentence and with Article IV both before and after giving effect to the requested Revolving Term Borrowing. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.2.

(b)Loan Request for Revolving Term Borrowing. The Borrower may from time to time prior to the Revolving Term Commitment Termination Date request the Revolving Term Lenders to make a Revolving Term Borrowing by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three U.S. Government Securities Business Days prior to the proposed Borrowing Date with respect to Term SOFR Rate Loans, (ii) one U.S. Government Securities Business Day prior to the proposed Borrowing Date with respect to Daily Simple SOFR Rate Loans, and (iii) one Business Day prior to the proposed Borrowing Date with respect to Quoted Rate Loans, a duly completed Loan Request. Each such Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Revolving Term Advances comprising each Borrowing, and, if applicable, the Interest Period or Quoted Rate Period, which amounts shall be not less than $500,000 for each Borrowing.

(c)Nature of Lenders’ Obligations with Respect to Revolving Term Advances. Each Lender shall be obligated to participate in each request for a Revolving Term Borrowing pursuant to this Section 2.2 in accordance with its Pro Rata Share. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. Other than Revolving Term Advances in repayment of Reimbursement Obligations in accordance with Section 2.8(c), the Lenders shall have no obligation to make Revolving Term Advances hereunder on or after the Maturity Date.

(d)Protective Advances.

(i)The Administrative Agent is hereby authorized by the Borrower and each Lender to make Revolving Term Advances to the Borrower, on behalf of all Revolving Term Lenders, if the Administrative Agent, in its sole discretion (but with absolutely no obligation), deems such Revolving Term Advances necessary or desirable
(a) to preserve or protect Collateral or to enhance the likelihood of, or maximize the amount of, the collectability or repayment of Secured Obligations or (b) to pay any other amounts chargeable to or required to be paid by the Borrower or the other Loan Parties under any Loan Documents, including costs, fees and expenses (any of such Revolving Term Advances are herein referred to as “Protective Advances”), notwithstanding that after giving effect to any such Protective Advances the Revolving Term Facility Usage would exceed the Aggregate Revolving Term Commitment Amount or that the conditions precedent set forth in Section 4.2 have not been satisfied.

(ii)If funding a Protective Advance would cause the Revolving Term Facility Usage (including all outstanding Protective Advances) to exceed the Aggregate Revolving Term Commitment Amount, the Administrative Agent in its sole discretion (by or through itself, any of its Affiliates or another Revolving Term Lender, subject to the consent of such Revolving Term Lender) may increase its Revolving Term Commitment (and, concurrently, its Letter of Credit Sublimit, if necessary) in an amount determined by the Administrative Agent to be sufficient to accommodate such Protective Advance and such future Protective Advances as the Administrative Agent may reasonably anticipate making (each, a “Protective Advance Commitment Increase”).

(iii)Each Protective Advance shall be deemed to be a Revolving Term Advance hereunder and bear interest at the rate applicable to Daily Simple SOFR Rate Loans. The Administrative Agent’s determination that funding or permitting a Protective Advance is appropriate shall be conclusive. Each Revolving Term Lender’s obligation to purchase a participation in each Protective Advance and fund its Pro Rata Share of any Protective Advance (as described in subsection (iv) below) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) the failure of any conditions set forth in Section 4.2 hereof to be satisfied, (B) any set-off, counterclaim, recoupment, defense or other right which such Revolving Term Lender may have against the Administrative Agent, the Borrower or any other Person for any reason whatsoever,
(C) the occurrence or continuance of a Default or Event of Default, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. The Administrative Agent shall not be required to obtain the consent of any Lender as a condition to making a Protective Advance or implementing a Protective Advance Commitment Increase, but the Administrative Agent’s discretion to make Protective Advances and implement Protective Advance Commitment Increases may be revoked prospectively at any time by the Required Lenders. No such revocation shall affect any Lender’s obligations under this Agreement with respect to Protective Advances made prior to the date of any such revocation. A Protective Advance Commitment Increase may be terminated at any time in the Administrative Agent’s sole discretion, whereupon the Revolving Term Commitment and Letter of Credit Sublimit, as applicable, shall be reduced by the amount of such terminated Protective Advance Commitment Increase.

(iv)Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Revolving Term Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share. At any time the conditions precedent set forth in Section
4.2 have been satisfied, the Administrative Agent may require the Revolving Term Lenders to make Revolving Term Advances to repay outstanding Protective Advances in proportion to its Pro Rata Share. From and after the date, if any, on which any Revolving Term Lender funds its participation in any Protective Advance purchased hereunder by making Revolving Term Advances, the Administrative Agent shall promptly distribute to such Revolving Term Lender, such Revolving Term Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(v)In no event shall the Borrower or any other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

(e)Repayment of Revolving Term Advances. In addition to any prepayments made pursuant to Sections 2.11 and 2.12, the Borrower shall repay the entire outstanding principal amount of Revolving Term Advances, together with all outstanding interest thereon and unpaid fees with respect thereto, on the Maturity Date of the Revolving Term Facility.

2.3Interest Rate Provisions. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Daily Simple SOFR Rate Loans, Term SOFR Rate Loans, Quoted Rate Loans and ABR Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods or Quoted Rate Periods to apply to different Borrowings at any time outstanding and may convert to or renew one or more Interest Rate Options with respect to all or any portion of any Borrowing (subject to minimum amounts set forth in Sections 2.1(b) and 2.2(b)); provided that (x) there shall not be at any one time outstanding more than seven Borrowings of Term SOFR Rate Loans and (y) if a Default or an Event of Default has occurred and is continuing, the Borrower may not request, convert to, or renew any Term SOFR Rate Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds the Maximum Rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s Maximum Rate.

(a)Interest Rate Options. Subject to the limitations set forth in Section 3.3 and Section 3.4, (x) all Obligations not constituting Revolving Term Advances or Term Advances shall bear interest calculated based upon the Daily Simple SOFR Rate Option and (y) with respect to Revolving Term Advances and Term Advances, the Borrower shall have the right to select from each of the following Interest Rate Options:

(i)Daily Simple SOFR Rate Option: An option to pay interest at a fluctuating rate per annum equal to the Daily Simple SOFR Rate in effect as of any date of determination plus the Applicable Margin as of such date;

(ii)Term SOFR Rate Option: An option to pay interest at a fluctuating rate per annum equal to the Term SOFR Rate with respect to the applicable Interest Period and as in effect as of any date of determination plus the Applicable Margin as of such date, or

(iii)Quoted Rate Option: An option to pay interest at a fixed rate per annum equal to the Quoted Rate with respect to the applicable Quoted Rate Period.

(b)Day Count Basis. Interest and fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed (which results in more interest or fees, as the case may be, being paid than if calculated on the basis of a 365-day year); provided, however, that interest and fees determined by reference to the Prime Rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed. The date of funding or conversion of a Term SOFR Rate Loan or Quoted Rate Loan and the first day of an Interest Period or Quoted Rate Period, as applicable, shall be included in the calculation of interest. The date of payment of any Loan and the last day of an Interest Period or Quoted Rate Period shall be excluded from the calculation of interest; provided, if a Loan is repaid on the same day that it is made, one day’s interest shall be charged.

(c)Default Rate. To the extent permitted by Law, immediately upon the occurrence and during the continuation of an Event of Default under clause (a) or (l) of Section 9.1, or immediately after written demand by the Required Lenders to the Administrative Agent after the occurrence and during the continuation of any other Event of Default, then the principal amount of all Obligations shall bear interest at the Default Rate and the rates applicable to Letter of Credit Fees shall be increased to the Default Rate. The Borrower acknowledges that the increase in rates referred to in this Section 2.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Administrative Agent.

2.4Interest Periods and Quoted Rate Periods. In order to convert a Daily Simple SOFR Rate Loan, Term SOFR Rate Loan, Quoted Rate Loan or continue a Term SOFR Rate Loan or Quoted Rate Loan, the Borrower shall deliver to the Administrative Agent a duly completed, written request therefor substantially in the form of Exhibit H (each, a “Conversion or Continuation Notice”) not later than 11:00 a.m. (x) with respect to a conversion to or continuation of a Term SOFR Rate Loan, at least three U.S. Government Securities Business Days prior to the proposed effective date of such conversion or continuation, (y) with respect to a conversion to a Daily Simple SOFR Rate Loan, at least one U.S. Government Securities Business Day prior to the proposed effective date of such conversion, and (z) with respect to a conversion to or continuation of a Quoted Rate Loan, at least one U.S. Business Day prior to the proposed effective date of such conversion or continuation. The Conversion or Continuation Notice shall specify (i) which Borrowings (including the principal amount thereof) are subject to such request, and, in the case of any Term SOFR Rate Loan or Quoted Rate Loan to be converted or continued, the last day of the current Interest Period or Quoted Rate Period, as applicable, therefor, (ii) the proposed effective date of such conversion or continuation (which shall be a Business Day), (iii) whether the Borrower is requesting a continuation of Term SOFR Rate Loans or Quoted Rate Loans or a conversion of Borrowings from one Interest Rate Option to another Interest Rate Option, and (iv) if a continuation of or conversion to Term SOFR Rate Loans or Quoted Rate Loans is requested, the requested Interest Period or Quoted Rate Period, as applicable, with respect thereto. In addition, the following provisions shall apply to any continuation of or conversion of any Borrowings:

(a)Amount of Loans. After giving effect to such conversion or continuation, each Revolving Term Borrowing shall be in an amount no less than the minimum amount set forth in Section 2.2(b).

(b)Commencement of Interest Period or Quoted Rate Period. In the case of any borrowing of, conversion to or continuation of any Term SOFR Rate Loan or Quoted Rate Loan, the Interest Period or Quoted Rate Period, as applicable, shall commence on the date of advance of or conversion to any Term SOFR Rate Loan or Quoted Rate Loan and, in the case of immediately successive Interest Periods or Quoted Rate Periods, each successive Interest Period or Quoted Rate Period shall commence on the date on which the immediately preceding Interest Period or Quoted Rate Period expires. Upon a conversion from a Term SOFR Rate Loan or Quoted Rate Loan to a Daily Simple SOFR Rate Loan, interest at the Daily Simple SOFR Rate Option shall commence on the last day of the existing Interest Period or Quoted Rate Period, as applicable.

(c)Selection of Interest Rate Options. If the Borrower elects to continue a Term SOFR Rate Loan but fails to select a new Interest Period to apply thereto, then a one-month Interest Period automatically shall apply. If the Borrower fails to duly request the continuation of any Borrowing consisting of Term SOFR Rate Loans or Quoted Rate Loans on or before the date specified and otherwise in accordance with the provisions of this Section 2.4, then such Term SOFR Rate Loans or Quoted Rate Loans automatically shall be converted to Daily Simple SOFR Rate Loans.

2.5Making of Loans.

(a)Notifications and Payments. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.1(b) or Section 2.2(b), notify the applicable Lenders of such Class of Loan of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Loan as determined by the Administrative Agent in accordance with Section 2.1 or Section 2.2, as the case may be. Each applicable Lender shall remit the principal amount of their Pro Rata Share of the Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to the terms and conditions of Section 2.1 or Section 2.2, as applicable, fund such Loan to the Borrower in U.S. Dollars and immediately available funds to the Borrower’s account specified in the Loan Request prior to 2:00 p.m. on the Borrowing Date. No portion of any Loan shall be funded by a Lender with “plan assets” as defined by Section 3(42) of ERISA.

(b)Pro Rata Treatment of Lenders. The borrowing of any Class of Loan shall be allocated to each Lender of such Class of Loan according to its Pro Rata Share thereof, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal and interest due from the Borrower hereunder to the Lenders with respect to the applicable Commitments and Loan, shall (except as otherwise may be provided with respect to a Defaulting Lender) be payable ratably among the Lenders of such Class of Loan entitled to such payment in accordance with the amount of principal and interest then due or payable to such Lenders as set forth in this Agreement.

(c)Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s share of any Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 or Section 2.2, as the case may be, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of such Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to Daily Simple SOFR Rate Loans. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. If the Borrower and such Lender pay such interest for the same period, the Administrative Agent promptly shall remit to the Borrower the amount of interest paid by Borrower for such overlapping period. Nothing in this Section 2.5(c) or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 2.13, shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6Fees.

(a)Unused Commitment Fee.

(i)Unused Revolving Term Commitment Fee. Accruing from the Closing Date until the Maturity Date of the Revolving Term Facility, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Term Lender according to its Pro Rata Share, a nonrefundable unused commitment fee (each, an “Unused Revolving Term Commitment Fee”) equal to the Unused Commitment Fee Rate (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Aggregate Revolving Term Commitment Amount and (ii) the Revolving Term Facility Usage; provided, however, that any Unused Revolving Term Commitment Fee accrued with respect to the Revolving Term Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Unused Revolving Term Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Unused Revolving Term Commitment Fee shall accrue with respect to the Revolving Term Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the provisos in the directly preceding sentence, all Unused Revolving Term Commitment Fees shall be payable on each Interest Payment Date in arrears through the last day of the immediately preceding calendar month.

(ii)Unused Term Commitment Fee. Accruing from the First Amendment Effective Date until the Term Commitment Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of each Term Lender according to its Pro Rata Share, a nonrefundable unused commitment fee (each, an “Unused Term Commitment Fee”) equal to the Unused Commitment Fee Rate (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Aggregate Term Commitment Amount as of the Closing Date less any mandatory reductions occurring on or after November 20, 2020 pursuant to Section 2.1(d) and (ii) the outstanding principal balance of all Term Advances; provided, however, that any Unused Term Commitment Fee accrued with respect to the Term Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Unused Term Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Unused Term Commitment Fee shall accrue with respect to the Term Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the provisos in the directly preceding sentence, all Unused Term Commitment Fees shall be payable on each Interest Payment Date in arrears through the last day of the immediately preceding calendar month.

(b)Other Fees. The Borrower agrees to pay to the Administrative Agent such other fees as agreed in the Fee Letter(s).

2.7Notes. The obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Term Advances and Term Advances made to it by each Lender, together with interest thereon, shall be evidenced by the books and records maintained by such Lender and the Administrative Agent and may, at the request of the applicable Lender, be evidenced by a Revolving Term Note and/or a Term Note, as the case may be, payable to such Lender (or its registered assigns) in a face amount equal to the Revolving Term Commitment or Term Commitment, as applicable, of such Lender. The Borrower hereby unconditionally promises to pay, to each of the Lenders (or their registered assigns), the Administrative Agent and the Issuing Lender, as applicable, the Loans and other Obligations as provided in this Agreement and the other Loan Documents.

2.8Letter of Credit Subfacility.

(a)Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, Section 4.2, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents and in reliance on the agreements of the Revolving Term Lenders set forth in this Section 2.8, the Issuing Lender may, in its sole discretion, issue standby letters of credit (the “Letters of Credit”) for the account of the Borrower or any other Loan Party on any Business Day from the Closing Date through but not including the Letter of Credit Expiration Date. The Borrower may at any time prior to Letter of Credit Expiration Date request the issuance of a Letter of Credit, or an amendment or extension of a Letter of Credit, by delivering to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time (each a “Letter of Credit Request”) by no later than 11:00
a.m. at least five Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance, amendment or extension. Promptly after receipt of any Letter of Credit Request, the Issuing Lender shall confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Request and if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article IV is not satisfied, then the Issuing Lender may, in its sole discretion, issue a Letter of Credit or agree to such amendment or extension; provided that (i) the expiration date of the subject Letter of Credit shall not be later than the earlier of (A) one year after the date of issuance of such Letter of Credit or, if such Letter of Credit provides for automatic extensions thereof, to a date not later than one year beyond the then-current expiration date and (B) 30 days prior to the Revolving Term Commitment Termination Date, and (ii) after giving effect to such issuance, amendment or extension (x) the Letter of Credit Obligations shall not exceed the Letter of Credit Sublimit and (y) the Revolving Term Facility Usage shall not exceed the Aggregate Revolving Term Commitment Amount. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with this Section and with Article IV before and after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to or extension of a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit, amendment or extension. All Closing Date Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be deemed a Letter of Credit hereunder subject to and governed by the terms and conditions of this Agreement.

(b)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Term Lenders a fee (the “Letter of Credit Fee”) equal to the Letter of Credit Fee Rate (computed on the basis of a year of 360 days and actual days elapsed), which fee shall be computed on the daily average Letter of Credit Obligations and shall be payable quarterly on each Interest Payment Date in arrears through the last day of the immediately preceding calendar quarter and on the Maturity Date. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account a fronting fee in an amount equal to the greater of (x) 0.125% of the face amount of each Letter of Credit and (y) $2,000, as well as the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c)Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Revolving Term Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder, without recourse or warranty, in an amount equal to such Revolving Term Lender’s Pro Rata Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice prior to 11:00 a.m. on a Drawing Date, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”), or if such notice was received after 11:00 a.m. on a Drawing Date, then by 10:00 a.m. on the Business Day immediately following such Drawing Date, by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by the date and time required in accordance with the foregoing sentence, then the Administrative Agent will promptly notify each Revolving Term Lender thereof, and the Borrower shall be deemed to have requested that a Revolving Term Borrowing be made by the Revolving Term Lenders under the Daily Simple SOFR Rate Option to be disbursed on the Business Day immediately following the Drawing Date, subject to the amount of the unutilized portion of the Revolving Term Commitment and subject to the conditions set forth in Section 4.2 other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8(c)(i) may be by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Term Lender shall upon the Business Day immediately following a Drawing Date with respect to which notice was delivered by the Administrative Agent in accordance with Section 2.8(c)(i) make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to its Pro Rata Share of the amount of the drawing. So long as the conditions set forth in Section 4.2 have been satisfied or waived in accordance with this Agreement, each Revolving Term Lender that makes such funds available shall be deemed to have made a Revolving Term Advance at the Daily Simple SOFR Rate Option; provided, that if any conditions set forth in Section 4.2 have not been satisfied or waived in accordance with this Agreement, each Revolving Term Lender shall remain obligated to fund its Pro Rata Share of such unreimbursed amount and such amount (each a “Participation Advance”) shall be deemed to be a payment in respect of its participation in the applicable Letter of Credit Borrowing resulting from such drawing in accordance with Section 2.8(c)(iii). If any Revolving Term Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Revolving Term Lender’s Pro Rata Share of such amount by no later than noon on such date, then interest shall accrue on such Revolving Term Lender’s obligation to make such payment, from such Business Day to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the date such amount was due and (ii) at a rate per annum equal to the rate applicable to Daily Simple SOFR Rate Loans thereafter. Any failure of the Administrative Agent or the Issuing Lender to give any notice on the date provided in this section or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this clause
(ii) following actual delivery of such notice.

(iii)With respect to any unreimbursed drawing that is not fully reimbursed by Borrower and is not refinanced by Revolving Term Advances in accordance with Section 2.8(c)(i) because of the Borrower’s failure to satisfy the conditions set forth in Section 4.2, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each, a “Letter of Credit Borrowing”) in an amount equal to the unreimbursed portion of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Term Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.7(c)(ii) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Participation Advance from such Revolving Term Lender in satisfaction of its participation obligation under this Section 2.8.

(d)Repayment of Participation Advances.

(i)Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (A) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Revolving Term Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Revolving Term Lender that made a Participation Advance, in the same funds as those received by the Administrative Agent, the amount of such Revolving Term Lender’s Pro Rata Share of such funds, and the Administrative Agent shall remit to the Issuing Lender the amount of the Pro Rata Share of such funds of any Revolving Term Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

(ii)If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.8 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolving Term Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Term Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

(e)Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of its gross negligence or willful misconduct as determined by a final decision by a court of competent jurisdiction, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f)Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g)Nature of Participation and Reimbursement Obligations. Each Revolving Term Lender’s obligation in accordance with this Agreement to make the Revolving Term Advances or Participation Advances, as contemplated by this Section 2.8, as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i)any set-off, counterclaim, recoupment, defense or other right that such Revolving Term Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or that any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.2 or 4.2 or as otherwise set forth in this Agreement for the making of a Revolving Term Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Revolving Term Lenders to make Participation Advances under this Section 2.8;

(iii)any lack of validity or enforceability of any Letter of Credit;

(iv)any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right that any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi)payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit;

(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)any breach of this Agreement or any other Loan Document by any party thereto;

(xi)the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)the fact that an Event of Default or a Default shall have occurred and be continuing;

(xiii)the fact that the Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h)Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit and each Revolving Term Lender, from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) that the Issuing Lender, any of its Affiliates or any Revolving Term Lender may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of
(i) the gross negligence or willful misconduct of the Issuing Lender or such Revolving Term Lender or (ii) a claim brought by the Borrower against the Issuing Lender or such Revolving Term Lender for breach in bad faith of its obligations under this Agreement, in each case of clause (i) or clause
(ii) as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(i) Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms;
(vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates’ rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct or breach in bad faith by the Issuing Lender of its obligations under this Agreement (as determined by a court of competent jurisdiction in a final, non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates
(A) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (B) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (C) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliates; (D) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (E) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (F) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliates in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

(j)Issuing Lender Reporting Requirements. The Issuing Lender (if other than the Administrative Agent) shall, on the first Business Day of each month, provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

(k)UCP and ISP. Unless otherwise expressly agreed by the Issuing Lender, the Borrower and the beneficiary of a Letter of Credit, (i) the rules of the International Standby Practices as most recently published from time to time by the International Chamber of Commerce (the “ISP”) shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits as most recently published from time to time by the International Chamber of Commerce (the “UCP”) shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Borrower for, and the Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(l)Letters of Credit Issued for Loan Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Loan Party other than the Borrower, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any other Loan Party inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such other Loan Parties.

2.1Payments.

(a)Payments Generally. All payments and prepayments to be made in respect of principal, interest, Unused Commitment Fees, Letter of Credit Fees, other fees referred to in Section 2.6 or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Lenders or the Issuing Lender to which they are owed, in each case in U.S. Dollars and in immediately available funds. The Administrative Agent shall promptly distribute such amounts to the Issuing Lender and/or applicable Lenders in immediately available funds. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

(b)Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing

Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.2Interest Payment Dates. Interest on Daily Simple SOFR Rate Loans, Quoted Rate Loans and ABR Loans shall be due and payable in arrears on each applicable Interest Payment Date through the last day of the immediately preceding calendar month. Interest on Term SOFR Rate Loans shall be due and payable in arrears on each applicable Interest Payment Date. Interest on mandatory prepayments of principal under Section 2.12 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan not constituting an ABR Loan, Quoted Rate Loan, Daily Simple SOFR Rate Loan or Term SOFR Rate Loan or on other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon an accelerated Maturity Date or otherwise).

2.3Voluntary Prepayments and Reduction of Commitments.

(a)Right to Prepay.

(i)The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in this Section 2.11(a) and Section 3.5). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 11:00 a.m. at least (A) three U.S. Government Securities Business Days prior to the date of prepayment of Term SOFR Rate Loans, (B) one U.S. Government Securities Business Day prior to the date of prepayment of Daily Simple SOFR Rate Loans, or (C) one Business day prior to the date of prepayment of ABR Loans or Quoted Rate Loans, setting forth the following information:

(w)the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x)a statement indicating the application of the prepayment among Class of Loan and Borrowings so long as no Default or Event of Default has occurred and is continuing;

(y)the total principal amount of such prepayment, which shall not be less than the lesser of the following with respect to any Class of Loan:
(1)the then outstanding principal amount of such Class of Loan, or
(2)$1,000,000 (provided, that the amount of any prepayment to which this Section 2.11(a)(i)(y)(2) applies shall be in integral multiples of $500,000); and

(z)if applicable, a statement indicating the Borrower’s election to apply the prepayment to unpaid installments of principal under the

Term Facility in direct order of maturity in accordance with Section 2.11(a)(iii) below.

(ii)All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount (except with respect to Loans to which the Daily Simple SOFR Rate Option or ABR Rate Option applies), shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.

(iii)All prepayments of the Term Facility pursuant to this Section 2.11 shall be applied to unpaid installments of principal under the Term Facility, in inverse order of scheduled maturities; provided, however, upon written notice to the Administrative Agent, the Borrower may elect to apply such prepayment, first, to unpaid installments of principal under the Term Facility due within one year following the date of such prepayment to such installments in direct order of maturity.

(iv)Except as provided in Section 2.12 or Section 9.2(d), if the Borrower prepays a Loan but fails to specify the applicable Class and/or Borrowing that the Borrower intends to prepay or if an Event of Default has occurred and is continuing, then such prepayment shall be applied, first, to Protective Advances, second, to any Overadvances, third, to any Letter of Credit Borrowings, fourth, to Revolving Term Advances, fifth, to Term Advances (and, with respect to such prepayments applied to unpaid installments of principal under the Term Facility, in inverse order of their respective maturities), sixth, to Cash Collateralize all outstanding Letter of Credit Obligations and, seventh, to other Secured Obligations in such order as the Administrative Agent may determine in its sole discretion, and all such prepayments shall first be applied to Daily Simple SOFR Rate Loans, second to Quoted Rate Loans (and, among such Quoted Rate Loans, first to those with the earliest expiring Quoted Rate Periods), then to Term SOFR Rate Loans (and, among such Term SOFR Rate Loans, first to those with the earliest expiring Interest Periods). Any prepayment hereunder shall include all interest and fees due and payable with respect to the Loan being prepaid (except with respect to Loans to which the Daily Simple SOFR Rate Option or ABR Rate Option applies) and shall be subject to the Borrower’s obligation to indemnify the Lenders under Section 3.5.

(b)Reduction of Commitments. The Borrower shall have the right at any time after the Closing Date upon five Business Days’ prior written notice to the Administrative Agent to permanently reduce (ratably among the Revolving Term Lenders in proportion to their Pro Rata Shares of) the Aggregate Revolving Term Commitment Amount, in a minimum amount of
$2,000,000 and whole multiples of $1,000,000, or to terminate completely all Revolving Term Commitments, without penalty or premium; provided that any such reduction or termination shall be accompanied by (x) prepayment of the Revolving Term Advances and Cash Collateralization of the Letter of Credit Obligations to the extent necessary to cause the aggregate Revolving Term Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Term Commitments as so reduced or terminated and (y) payment of the full amount of interest accrued on the principal sum to be prepaid. The Revolving Term Commitments shall terminate in their entirety on the Revolving Term Commitment Termination Date. Any notice to reduce the Aggregate Revolving Term Commitment Amount under this Section 2.11(b) shall be irrevocable.

2.4Mandatory Prepayments.

(a)Overadvance. If the Revolving Term Facility Usage shall on any date exceed the Aggregate Revolving Term Commitment Amount (an “Overadvance”), the Borrower shall on such date prepay the Revolving Term Advances (or Cash Collateralize Letter of Credit Obligations in an amount not less than the Minimum Collateral Amount, if prepayment in full of the Revolving Term Advances is not sufficient) in such amounts as shall be necessary so that the Revolving Term Facility Usage does not exceed the Aggregate Revolving Term Commitment Amount.

(b)Disposition of Assets. Within five Business Days of any Disposition not expressly permitted by Section 7.7, the Borrower shall prepay the Secured Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Disposition. Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Loan Party reinvests the Net Cash Proceeds of such Disposition in productive assets (other than inventory unless such Net Cash Proceeds result from a Disposition with respect to inventory) of a kind then used or usable in the business of such Loan Party, within one year after the date of such Disposition (or enters into a binding commitment thereof within said one year period and subsequently makes such reinvestment within 90 days of the end of the initial one year period); provided that the Borrower notifies the Administrative Agent in writing of such Loan Party’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.

(c)Casualty Events. (i) During such time as no Default or Event of Default has occurred and is continuing, not later than five Business Days following the receipt by any Loan Party of the proceeds of insurance, condemnation award, or other compensation in respect of any Casualty Event or series of related Casualty Events affecting any property of any Loan Party, the Borrower shall prepay or cause such other Loan Party to prepay the Secured Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Casualty Event(s) to the extent the aggregate amount of such Net Cash Proceeds exceeds $5,000,000 during any fiscal year of the Borrower, and (ii) during the continuation of a Default or an Event of Default, not later than one Business Day following the receipt by any Loan Party of the proceeds of insurance, condemnation award, or other compensation in respect of any Casualty Event or series of related Casualty Events affecting any property of any Loan Party, the Borrower shall prepay or cause such other Loan Party to prepay the Secured Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Casualty Event(s). Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Loan Party reinvests the Net Cash Proceeds of such Casualty Event in the repair, replacement or purchase of productive assets (other than inventory unless such Net Cash Proceeds result from a Casualty Event with respect to inventory) of a kind then used or usable in the business of such Loan Party, within one year after the date of such Casualty Event (or enters into a binding commitment thereof within said one year period and subsequently makes such reinvestment within 90 days of the end of the initial one year period); provided that the Borrower notifies the Administrative Agent in writing of such Loan Party’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.

(d)Equity Issuances. Immediately upon any Equity Issuance not expressly permitted under Section 7.12, the Borrower shall prepay the Secured Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or Subsidiary with respect to such Equity Issuance. Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Loan Party reinvests the Net Cash Proceeds of such Equity Issuance in productive assets of a kind then used or usable in the business of such Loan Party, within one year after the date of such Equity

Issuance (or enters into a binding commitment thereof within said one year period and subsequently makes such reinvestment within 90 days of the end of the initial one year period); provided that the Borrower notifies the Administrative Agent in writing of such Loan Party’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.

(e)Debt Incurrence. Immediately upon the receipt of the Net Cash Proceeds of any Debt Incurrence not expressly permitted under Section 7.1, the Borrower shall prepay the Obligations in an amount equal to 100% of the amount of such Net Cash Proceeds.

(f)Application Among Obligations. All prepayments pursuant to this Section
2.12 shall be applied in the following order: (i) first, to any Protective Advances that may be outstanding, (ii) second, on a pro rata basis to any Overadvances that may be outstanding, (iii) third, on a pro rata basis to principal installments under the Term Facility (and, with respect to such prepayments applied to unpaid installments of principal under the Term Facility, in inverse order of their maturities), (iv) fourth, on a pro rata basis to the principal balance of the Revolving Term Facility (and the Aggregate Revolving Term Commitment Amount shall be permanently reduced by the amount so prepaid) and to Cash Collateralize outstanding Letter of Credit Obligations in an amount not less than the Minimum Collateral Amount and (v) fifth, to other Secured Obligations in such order as the Administrative Agent may determine in its sole discretion.

(g)Interest Payments; Application Among Interest Rate Options. All prepayments pursuant to this Section 2.12 shall be accompanied by accrued and unpaid interest upon the principal amount of each such prepayment. Subject to Section 2.12(f), all prepayments required pursuant to this Section 2.12 shall first be applied to Daily Simple SOFR Rate Loans, second to Quoted Rate Loans (and, among such Quoted Rate Loans, first to those with the earliest expiring Quoted Rate Periods), then to Term SOFR Rate Loans (and, among such Term SOFR Rate Loans, first to those with the earliest expiring Interest Periods). In accordance with Section 3.5, the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Term SOFR Rate Loans or Quoted Rate Loans on any day other than the last day of the applicable Interest Period or Quoted Rate Period.

(h)No Waiver. Notwithstanding anything herein to the contrary, no prepayment made pursuant to this Section 2.12 shall constitute or be deemed to be a cure of any Default or Event of Default arising as a result of any Disposition, Casualty Event, Equity Issuance, Debt Incurrence or otherwise.

2.5Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro-rata share of the amount such Lender is entitled hereunder, then the Lender receiving such greater proportion shall
(a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest (other than as required by Law); and

(b)the provisions of this Section 2.13 shall not be construed to apply to
(x) any payment (including the application of funds arising from the existence of a Defaulting Lender) made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. This Section 2.13 shall not apply to any action taken by any Farm Credit Lender with respect to any Farm Credit Equities held by the Borrower or any cash patronage, whether on account of foreclosure of any Lien thereon, retirement and cancellation of the same, exercise of setoff rights or otherwise.

2.6Defaulting Lenders.

(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, to Cash Collateralize in an amount not less than the Minimum Collateral Amount of the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize in an amount not less than the Minimum Collateral Amount of the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any

Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.14(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any Unused Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)With respect to any Unused Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause any Non-Defaulting Lender’s Pro Rata Share of the Revolving Term Facility Usage to exceed such Non-Defaulting Lender’s Revolving Term Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, Cash Collateralize the Issuing Lender’s Fronting Exposure in an amount not less than the Minimum Collateral Amount in accordance with the procedures set forth in Section 2.15.

(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.7Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.14, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to the Prior Security Interest granted pursuant to the Loan Documents.

2.8Farm Credit Equity and Security.

(a)Each party hereto acknowledges that the bylaws and capital plan (as each may be amended from time to time) of each Farm Credit Lender shall govern (i) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with such Farm Credit Lender, (ii) the Borrower's eligibility for patronage distributions from each Farm Credit Lender (in the form of Farm Credit Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. Each Farm Credit Lender reserves the right to assign or sell participations in all or any part of its (or its Affiliate’s) Commitments or outstanding Loans hereunder on a non-patronage basis.

(b)Notwithstanding anything herein or in any other Loan Document, each party hereto acknowledges that: (i) each Farm Credit Lender has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on the applicable Farm Credit Equities that the Borrower may now own or hereafter acquire, which statutory Lien shall be for such Farm Credit Lender’s (or its Affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Default, each Farm Credit Lender may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on the applicable Farm Credit Equities and/or set off the value thereof or of any cash patronage against the Secured Obligations; (iii) during the existence of any Event of Default, each Farm Credit Lender may at its sole discretion, but shall not be required to, without notice except as required by applicable Law, retire and cancel all or part of the applicable Farm Credit Equities owned by or allocated to the Borrower in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Secured Obligations for such value as may be required pursuant applicable Law and the bylaws and capital plan of such Farm Credit Lender (as each may be amended from time to time); (iv) the Farm Credit Equities shall not constitute security for the Secured Obligations due to any other Person; (v) to the extent that any of the Loan Documents create a Lien on the Farm Credit Equities, such Lien shall be for the applicable Farm Credit Lender’s (or its Affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated pursuant to the preceding clauses (ii) or (iii) may be undertaken whether or not the Secured Obligations are currently due and payable; and (vii) no Farm Credit Lender shall have any obligation to retire the applicable Farm Credit Equities upon any Event of Default, Default or any other default by the Borrower or any other Loan Party, or at any other time, either for application to the Secured Obligations or otherwise. The Borrower acknowledges that any corresponding tax liability associated with the application of the value of any Farm Credit Equities to any portion of the Secured Obligations is the sole responsibility of Borrower.

III.INCREASED COSTS; TAXES; ILLEGALITY; INDEMNITY

3.1Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the

Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in this Section 3.1 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten
(10) days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

3.2Taxes.

(a)Defined Terms. For purposes of this Section 3.2, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby agree to, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.2(e) below.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(g)(ii)(A), (g)(ii)(B) and (g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of,
U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a Tax Compliance Certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival. Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Secured Obligations.

3.3Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Loans (other than ABR Loans) or to determine or charge interest based upon any Benchmark, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), any obligation of the Lenders to make such Loans, and any right of the Borrower to continue such Loans or to convert to such Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Loans to ABR Loans,

(a)if such Loans are not subject to an Interest Period or Quoted Rate Period, immediately, or

(b)if such Loans are subject to an Interest Period or Quoted Rate Period, on the last day of the Interest Period or Quoted Rate Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day, and in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such Benchmark. Upon any such prepayment or conversion, the Borrower shall also pay accrued and unpaid interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

3.4Inability to Determine Rate. Subject to Section 3.8, if, on or prior to the commencement of any Interest Period (or, in the case of any Benchmark that is not subject to an Interest Period, on any Business Day):

(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that for any reason (other than a Benchmark Transition Event) any Benchmark cannot be determined pursuant to the definition thereof;

(b)the Required Lenders determine that for any reason in connection with any request for a Loan that is subject to an Interest Period or a conversion thereto or a continuation thereof that the Benchmark for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loans, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(c)the Required Lenders determine that for any reason in connection with any request for a Loan that is not subject to an Interest Period (other than an ABR Loan) or a conversion thereto or a continuation thereof or the maintaining thereof that the Benchmark with respect to a proposed Loan or outstanding Loan does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders.

Upon notice thereof by the Administrative Agent to the Borrower,

(1)any obligation of the Lenders to make such Loans that are subject to an Interest Period, and any right of the Borrower to continue such Loans or to convert to such Loans, shall be suspended (to the extent of the affected Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice;

(2)any obligation of the Lenders to make or maintain such Loans that are not subject to an Interest Period (other than ABR Loans), and any right of the Borrower to continue such Loans or to convert to such Loans (other than ABR Loans), shall be suspended (to the extent of the affected Loans) until the Administrative Agent (with respect to clause (c), at the instruction of the Required Lenders) revokes such notice;

(3)the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Loans (to the extent of the affected Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein; and

(4)any outstanding affected Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period (or if such Loans are not subject to an Interest Period, immediately) and, upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.5.

3.1Indemnity. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense attributable to or incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan that is subject to an Interest Period or Quoted Rate Period on a day other than the last day of the Interest Period or Quoted Rate Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan subject to an Interest Period or Quoted Rate Period on the date or in the amount notified by the Borrower; or

(c)any assignment of a Loan subject to an Interest Period or Quoted Rate Period on a day other than the last day of the Interest Period or Quoted Rate Period therefor as a result of a request by the Borrower pursuant to Section 3.6;

including any loss of anticipated profits and any loss, cost or expenses arising from the liquidation or reemployment of funds or from any fees payable. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.2Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.    If any Lender requests compensation under Section 3.1, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a) above or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.8;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit drawings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with applicable Law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.3Survival. Each party’s obligations under this Article III shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.4Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document (and, for the avoidance of doubt, any Secured Bank Product or Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.8:

(a)Replacing Benchmarks. Upon the occurrence of a Benchmark Transition Event as to any Benchmark, the applicable Benchmark Replacement will replace the applicable then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark at or after 3:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the affected Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders. At any time that the administrator of the applicable then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be not representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of the Alternate Base Rate based upon such Benchmark (if any) will not be used in any determination of the Alternate Base Rate.

(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8.

(d)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then- current Benchmark is a term rate (including the Term SOFR Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for such Benchmark (including any applicable Benchmark Replacement) settings.

IV.CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

4.1Conditions Precedent to Initial Credit Extension. The obligation of the Lenders and the Issuing Lender to effect any Credit Extension is subject to the condition precedent that, on or before the day of the first Credit Extension, the Administrative Agent shall have received the following, each in form and substance satisfactory to the Administrative Agent (and the initial Credit Extensions of the Lenders and the Issuing Lender on the date hereof shall be deemed to be an agreement by the Administrative Agent, the Lenders and the Issuing Lender that the following conditions have been satisfied):

(a)this Agreement and each of the other Loan Documents signed by an Authorized Officer of each Loan Party and a duly authorized officer of each Lender;

(b)a certificate of each of the Loan Parties signed by an Authorized Officer of each such Loan Party, dated the Closing Date, stating that (i) all representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents are true and correct on and as of the date hereof (including without limitation the representation as to solvency of the Loan Parties set forth in Section 5.19 and the representation as to litigation set forth in Section 5.9),
(ii) no Default or Event of Default exists under the Credit Agreement (after giving effect thereto, the making of any Credit Extensions on the date hereof and the Merger), the other Loan Documents or any of the Existing Debt Facilities, (iii) the Borrower is in pro forma compliance with each of the Financial Covenants calculated as of the date hereof (after giving effect to the Credit Agreement, the making of any Credit Extensions on the date hereof and the Merger), (iv) no Material Adverse Change has occurred since December 31, 2018, (v) the Merger has been fully consummated and made effective (and attaching thereto true, correct and complete copies of the Merger Agreement and all other Merger Documents) and (vi) each of the Loan Parties qualifies as an eligible institution for purposes of obtaining financing from the Administrative Agent and the Lead Arrangers, in their capacities as Lenders;

(c)certificates dated the Closing Date and signed by an Authorized Officer of each of the Loan Parties, certifying (i) that the execution, delivery and performance of the Loan Documents and other documents entered into pursuant to this Agreement to which any Loan Party is a party were duly approved by all necessary action of the Governing Board of such Loan Party, and attaching true and correct copies of the applicable resolutions granting such approval; (ii) that attached to such certificates are true and correct copies of the Organizational Documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office (if so filed or required to be so filed) together with certificates from the appropriate state officials as to the continued existence and good standing or existence (as applicable) of each Loan Party in the state where organized, dated not more than 30 days prior to the Closing Date; and
(iii) the names of the Authorized Officers of each Loan Party that are authorized to sign the Loan Documents entered into pursuant to this Agreement, together with the true signatures of such officers; and the Secured Parties may conclusively rely on such certificates until the Administrative Agent receives a further certificate of an authorized officer of each applicable Loan Party canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

(d)customary written opinions of counsel for the Loan Parties (including any local counsel) covering the jurisdiction of formation of each Loan Party and, if different, the jurisdiction of the governing law of the Loan Documents delivered on the Closing Date, which opinions shall be duly executed and dated the Closing Date;

(e)evidence that adequate insurance required to be maintained under this Agreement is in full force and effect;

(f)a copy of the Borrower’s and the Consolidated Group’s risk management policies and procedures;

(g)a duly completed Compliance Certificate dated and calculated as of the Closing Date, signed by an Authorized Officer of the Borrower, certifying compliance with each of the Financial Covenants as of the date hereof after giving pro forma effect to the Merger and any Credit Extensions on the date hereof;

(h)a duly completed, executed Loan Request for each Loan and Letter of Credit Request for each Letter of Credit requested to be made on the Closing Date, including notice of election as to Interest Periods or Quoted Rate Periods (if applicable);

(i)Lien searches with respect to the Borrower and each other Loan Party, in scope satisfactory to the Administrative Agent, together with evidence of termination of (or authorization of the Administrative Agent or its designee to terminate) all Liens of record other than Permitted Liens;

(j)UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral to the extent such Liens can be perfected by filing;

(k)an executed Landlord Agreement from the lessor, warehouse operator or other applicable Person for each location that is not owned by a Loan Party and at which inventory is located or stored, if applicable;

(l)Real Estate Deliverables:

(i)a Mortgage duly executed by an Authorized Officer of each Loan Party with respect to each parcel of real property owned by such Loan Party;

(ii)a commitment to issue an ALTA title insurance policy or policies insuring the Administrative Agent, for the benefit of the Secured Parties, and in form acceptable to the Administrative Agent (including such endorsements as the Administrative Agent may require), insuring that each Mortgage described in the foregoing clause (i) creates a valid first priority Lien upon the property subject to each such Mortgage, subject only to such exceptions as are acceptable to the Administrative Agent; provided, notwithstanding the foregoing, the requirements of this Section 4.1(l)(ii) shall not apply to the Mortgage in respect of the Albion, Michigan Property;

(iii)a copy of any existing Phase I reports with respect to any parcel of real property owned by such Loan Party;

(iv)[reserved];

(v)evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to:

(A)providing the Administrative Agent with the address and/or GPS coordinates of each structure on any improved real property that will be subject to a Mortgage;

(B)obtaining or providing the following documents: (x) a completed standard “life-of-loan” flood hazard determination form, (y) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, and (z) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery),

(C)to the extent required under Section 6.4(b), obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral;

(vi)true, correct and complete copies of each Specified Lease
Agreement;

(m)evidence from the Borrower that all material governmental and third-party consents required to effectuate the Merger and the transactions contemplated hereby have been obtained;

(n)evidence that, upon making any Credit Extension on the Closing Date, the Existing Debt Facilities will have been terminated, all outstanding obligations thereunder will have been paid in full, all letters of credit issued thereunder will have been terminated and all Liens securing such obligations will have been released;

(o)such financial statements, budgets, forecasts, and other financial information as to the Loan Parties and their Subsidiaries as the Administrative Agent or any Lender may have required prior to the Closing Date;

(p)evidence that the Borrower has made a minimum equity investment in each Farm Credit Lender as required by Section 6.10 of this Agreement;

(q)at least five Business Days prior to the Closing Date, all W-9s and other documentation and information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Terrorism Laws, including, without limitation, the Beneficial Ownership Certification;

(r)[reserved];

(s)such other agreements and documents, and evidence of the receipt of all consents and approvals, as the Administrative Agent or any Lender may request in connection with the transactions contemplated by this Agreement or the other Loan Documents;

(t)payment of all fees and expenses payable on or before the Closing Date as required by this Agreement, the Fee Letter dated as of September 3, 2019, or any other Loan Document; and

(u)appropriate stock powers and certificates evidencing the pledged Collateral and all other original items required to be delivered pursuant to any of the Collateral Documents.

4.2Each Loan or Letter of Credit. The obligation of the Lenders and the Issuing Lender to effect any Credit Extension is subject to the further conditions precedent that, on the date of such Credit Extension:

(a)the representations and warranties of the Loan Parties set forth in the Loan Documents, including without limitation in Article V of this Agreement, shall then be true and correct in all material respects (other than any representations and warranties qualified pursuant to their terms by materiality qualifiers, which representations and warranties shall be true and correct in all respects as written) on and as of the date of such Credit Extension as though made on and as of such date, except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date;

(b)no event has occurred and is continuing, or would result from such Credit Extension, that constitutes a Default or an Event of Default; and

(c)the Borrower shall have delivered a duly executed and completed Loan Request to the Administrative Agent for each Loan requested to be made pursuant to Sections 2.1(b) and 2.2(b) or Letter of Credit Request to the Issuing Lender for each Letter of Credit to be issued pursuant to Section 2.8(a), as the case may be.

Each Loan Request submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.2(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

V.REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the other Secured Parties as follows:

5.1Organization and Qualification. Each Loan Party and each Subsidiary of each Loan Party (a) is a corporation, partnership or limited liability company or other entity as identified on Schedule 5.6, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of organization specified on Schedule 5.6, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 5.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where the failure to be so duly licensed or qualified could not reasonably be expected to result in a Material Adverse Change. The state of organization and the chief executive office and principal place of business of each Loan Party and each Subsidiary of each Loan Party are designated as such in Schedule 5.1, each other place of business of each Loan Party is located at the address set forth in Schedule 5.1 and all records relating to their respective businesses are kept at those locations.

5.2Compliance with Laws; Licensing.

(a)Each Loan Party and each Subsidiary of each Loan Party is in compliance with all applicable Laws in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(b)Each Loan Party and each of its Subsidiaries (i) is in compliance with and
(ii) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(c)Without limiting the foregoing clause (a), each Loan Party and each Subsidiary of each Loan Party is in compliance with (i) all Applicable Food and Feed Safety Laws and (ii) such Loan Party’s or Subsidiary’s own policies and procedures that it implemented to comply with Applicable Food and Feed Safety Laws; in each case except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(d)Neither the entry into nor the performance by any Loan Party of the Loan Documents to which it is a party nor the making of any Credit Extension or application of proceeds thereof contravenes any Law applicable to such Loan Party or any of its Subsidiaries.

(e)No Loan Party nor any Subsidiary thereof is an EEA Financial Institution or subject to any Bail-In Action.

5.3Title to Properties. Each Loan Party and each Subsidiary of each Loan Party (a) has good and marketable title to or valid leasehold interest in all properties, assets and other rights that it purports to own or lease or that are reflected as owned or leased on its books and records, and (b) owns or leases all of its properties free and clear of all Liens except Permitted Liens.

5.4Investment Company Act. No Loan Party nor any Subsidiary of any Loan Party
(a) is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, or (b) shall become an “investment company” or under such “control.”

5.5Event of Default. No Event of Default or Default exists or is continuing.

5.6Subsidiaries and Owners. Schedule 5.6 states (a) the name of each Subsidiary of each Loan Party, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary (the “Subsidiary Equity Interests”), (b) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a). Each Loan Party has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear of any Lien other than the Lien in favor of the Administrative Agent, and all Subsidiary Equity Interests and all Equity Interests in the Borrower have been validly issued, fully paid and nonassessable. All of the Borrower’s Subsidiaries, if any, are Guarantors.

5.7Power and Authority; Validity and Binding Effect.

(a)Each Loan Party and each Subsidiary of each Loan Party has the full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

(b)Each of the Loan Documents (i) has been duly and validly executed and delivered by each Loan Party and (ii) constitutes legal, valid and binding obligations of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms.

5.8No Conflict; Material Agreements; Consents.

(a)Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (i) conflict with or constitute a material default under (x) the terms and conditions of the Organizational Documents of any Loan Party, (y) any Material Agreement to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, (z) any applicable Law or any order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or (ii) result in the creation or enforcement of any Lien, charge or encumbrance upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).

(b)There is no default under any Material Agreement or order, writ, judgment, injunction or decree of any Governmental Authority to which any Loan Party or any of its Subsidiaries is a party or by which it or any Subsidiary is bound or to which it is subject that could reasonably be expected to result in a Material Adverse Change.

(c)Except those that have been obtained or made on or prior to the date hereof, no consent, approval, exemption, order or authorization of, or registration or filing with, any Governmental Authority or any other Person is required by any Law or any Material Agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents or the consummation of the Merger.

(d)Each of the Loan Parties’ Material Agreements is in full force and effect, and no Loan Party has received any notice of termination, revocation or other cancellation (before any scheduled date for termination) in respect thereof.

5.9Litigation. Except as set forth and described in Schedule 5.9, there are no actions, suits, arbitrations, settlements, proceedings or investigations pending or, to the Knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Governmental Authority which could reasonably be expected to result in a Material Adverse Change, and none of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Governmental Authority which could reasonably be expected to result in a Material Adverse Change.

5.10Financial Statements.

(a)Audited Financial Statements. The audited financial statements of the Borrower and its Subsidiaries most recently delivered by the Borrower in accordance with Section 6.1(b): (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)Unaudited Financial Statements. The unaudited financial statements of the Borrower and its Subsidiaries most recently delivered by the Borrower in accordance with Section 6.1(a): (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Accuracy of Financial Statements. Neither the Borrower nor any of its Subsidiaries has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements referred to in clauses (a) and (b) of this Section 5.10 or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change. Notwithstanding the foregoing, to the extent any financial statements (whether provided before or after the date of this Agreement) include budgets, projections or other forward-looking statements (collectively, “Projections”), such Projections are and will be based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made. The Administrative Agent and the Lenders acknowledge that the Projections are subject to uncertainties and contingencies and that no representation is given by any Loan Party that any particular Projection will ultimately be realized.

5.11Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board). No part of the proceeds of any Advance or any Letter of Credit has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or that is inconsistent with the provisions of the regulations of the Board. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

5.12Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any other Secured Party in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party with respect to any event or circumstance that could reasonably be expected to result in a Material Adverse Change that has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the other Secured Parties prior to or at the date hereof in connection with the transactions contemplated hereby. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

5.13Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all Taxes that have or may become due pursuant to said returns or to assessments received, except to the extent that (i) such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made, (ii) the aggregate amount of such Taxes does not exceed the Threshold Amount, and (iii) no foreclosure or similar proceedings have been commenced or notice of Liens filed with respect thereto.

5.14Licenses; Intellectual Property; Other Rights.

(a)Set forth on Schedule 5.14 is a true and complete list and summary description of all Licenses of each Loan Party and each Subsidiary of each Loan Party. No Loan Party has any Knowledge of any basis upon which the renewal of any License would be denied in the future. Each License has been validly issued to the relevant Loan Party or Subsidiary of a Loan Party and is in full force and effect, and no Loan Party nor any Subsidiary of a Loan Party is in violation in any material respect of any such License. Each Loan Party has posted all bonds required under its Licenses.

(b)Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the Intellectual Property and all service marks, trade names, domain names, licenses, registrations, franchises, permits and other rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

5.15Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents constitute and will continue to constitute Prior Security Interests in and to the Collateral. All filing fees and other reasonable expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.

5.16Insurance.

(a)The property of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide coverage satisfying or surpassing the requirements set forth in Section 6.4(a).

(b)Each Loan Party, to the extent required under the Flood Laws, has obtained flood insurance for such structures and contents constituting Collateral located in a flood hazard zone pursuant to policies that are valid and in full force and effect and which provide coverage meeting the requirements of Section 6.4(b).

5.17ERISA Compliance.

(a)Except as would not reasonably be expected to result in a Material Adverse Change, (i) each Plan is in compliance in all material respects with the terms of the applicable Plans and the applicable provisions of ERISA, the Code and other federal or state Laws, including all of the applicable reporting and disclosure requirements of ERISA and the Code and (ii) all contributions to any Pension Plans and Multiemployer Plans required to be made as of the date hereof by the Borrower and its Subsidiaries in accordance with the terms of the Plans have been made or have been accrued and reflected on the financial statements of the Borrower and its Subsidiaries.

(b)Each Plan that is intended to qualify under Section 401(a) of the Code has (or has timely applied for) a favorable determination letter from the IRS or may rely on an opinion letter issued by the IRS to the plan sponsor and no facts or circumstances exist that would reasonably be expected to cause the loss of such qualification. Each Loan Party and each ERISA Affiliate has made all contributions to each Pension Plan that are required of it by the Plan Funding Rules, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan. The Loan Parties and their ERISA Affiliates have made all required contributions to any Multiemployer Plan.

(c)None of the Loan Parties, their Subsidiaries or ERISA Affiliates has or maintains (i) any Pension Plan, (ii) any Multiemployer Plan or (iii) any Plan that is intended to be or includes an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code). No Plan provides post-retirement medical or insurance benefits with respect to current or former employees (or dependents of such individuals) other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law).

(d)(i) No ERISA Event has occurred or is reasonably expected to occur;
(ii) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

(e)Except as would not reasonably be expected to result in a Material Adverse Change, there are no pending or, to the best Knowledge of any Loan Party, threatened, claims, actions or lawsuits by any Governmental Authority, Plan participant or other Person (other than routine claims for benefits) with respect to any Plan.

5.18Environmental Matters. Except as disclosed on Schedule 5.18:

(a)The facilities and properties currently or formerly owned, leased or operated by any of the Loan Parties (the “Properties”) do not contain any Hazardous Materials attributable to the Loan Parties’ ownership, lease or operation of the Properties in amounts or concentrations or stored or utilized which (i) constitute or constituted a violation of Environmental Laws or (ii) could reasonably be expected to give rise to any Environmental Liability, in each case to the extent that any of the foregoing, either individually or in the aggregate, could reasonably be expected to result in liability in excess of $10,000,000.

(b)None of the Loan Parties has received any material notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to their activities at any of the Properties or the business operated by the Loan Parties (the “Business”), or any prior business for which any Loan Party has retained liability under any Environmental Law.

(c)Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to any Environmental Liability for any Loan Parties, nor have any Hazardous Materials been generated, treated, stored or disposed of by or on behalf of any Loan Party at, on or under any of the Properties in violation of Environmental Laws or in a manner that could reasonably be expected to give rise to any Environmental Liability, in each case to the extent that any of the foregoing, either individually or in the aggregate, could reasonably be expected to result in liability in excess of $10,000,000.

5.19Solvency. Each Loan Party is, individually and together with its Subsidiaries on a Consolidated basis, Solvent.

5.20Sanctions; Anti-Terrorism Laws; Anti-Corruption Laws. The Loan Parties, their Subsidiaries and (to the Knowledge of any Loan Party) their respective Affiliates, Directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Loan Parties or their Subsidiaries nor (to the Borrower’s Knowledge) any Director, officer, employee, agent or Affiliate of any Loan Party or any Subsidiary, is or shall be (a) a Sanctioned Person, (b) engaged in any business with, or involved in making or receiving any contribution of funds, goods or services to or for the benefit of, a Sanctioned Person or a Sanctioned Country, in each case, in violation of Sanctions, or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law or Anti-Corruption Law, or (c) otherwise in violation of any Anti-Terrorism Law or Anti-Corruption Law. To the Knowledge of the Borrower, no agent or representative of any Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the Facilities has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Terrorism Laws, applicable Sanctions or Anti-Corruption Laws. The Loan Parties have instituted and maintain policies and procedures designed to promote and achieve continued compliance with Anti-Corruption Laws.

5.21Compliance with Food Security Act and Agricultural Lien Statutes; Agricultural Lien Notices.

(a)Each Loan Party (i) is in compliance with the Food Security Act and has filed all appropriate notices and requests and otherwise taken all steps necessary to register with the “Central Filing System” and subscribe to the portions of the master list covering effective financing statements related to farm products and other agricultural products purchased by such Loan Party, in each case established, maintained and distributed by the Secretary of State (or such other similar state agency) of each state that maintains a “Central Filing System” in accordance with the Food Security Act and (ii) is in compliance with all applicable other Agricultural Lien Statutes, except where the failure to comply could not reasonably be expected to result in a Material Adverse Change.

(b)No Loan Party has received notice (written or otherwise) from any Producer, unpaid seller, supplier, agent or secured party indicating such Person’s intent to claim or preserve the benefits of any trust under any Agricultural Lien Statute or of any Lien in any “farm products” (as defined in the UCC) under applicable Law, nor has any action been commenced against any Loan Party or any Subsidiary of any Loan Party by (i) any beneficiary of any such Lien to enforce such Lien or (ii) any Governmental Authority or any beneficiary of a trust created under any Agricultural Lien Statute to enforce payment from such trust.

5.22Agricultural Licenses. Except as set forth on Schedule 5.22, (a) no Loan Party is required to maintain any Agricultural Licenses or presently maintains any Agricultural Licenses and (b) no Loan Party is a “packer”, “dealer” or a “broker” as defined in any Agricultural Lien Statute.

5.23Material Adverse Change. Since December 31, 2018, no Material Adverse Change has occurred with respect to the Borrower (as successor-by-merger to each of the Plant Entities) or any other Loan Party.

VI.AFFIRMATIVE COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full of the Secured Obligations, the Loan Parties shall comply at all times with the following covenants:

6.1Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each calendar month, financial statements of the Borrower and its Subsidiaries, consisting of a consolidated and, to the extent the Borrower has any consolidated Subsidiaries, consolidating balance sheet as of the end of such month and related consolidated and consolidating statements of income, stockholders equity and cash flows for the month then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year- end audit adjustments) by an Authorized Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied.

(b)Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year, audited financial statements of the Borrower and its Subsidiaries consisting of a consolidated and, to the extent the Borrower has any consolidated Subsidiaries, consolidating balance sheet as of the end of such year, and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the year then ended, all in reasonable detail and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency that would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

(c)Compliance Certificate. Concurrently with the delivery of the financial statements of the Loan Parties furnished to the Administrative Agent and to the Lenders pursuant to Sections 6.1(a) and (b), a Compliance Certificate duly executed by an Authorized Officer of the Borrower stating (i) that the financial statements described in the foregoing clauses (a) and (b) have been prepared in accordance with GAAP, (ii) whether or not such Authorized Officer has Knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence the computations as to whether or not the Borrower is in compliance with the Financial Covenants.

(d)Other Reports.

(i)Annual Budget. As soon as practicable and in any event within 90 days after the end of each fiscal year of the Borrower, the projected balance sheets, income statements, capital expenditures budget and cash flow statements for the Borrower and its Subsidiaries, on a consolidated and consolidating basis, for each month of the next fiscal year, each in reasonable detail, representing the good faith projections of the Borrower for each such month, together with such supporting schedules and information as the Administrative Agent from time to time may reasonably request.

(ii)Pension Plan and Multiemployer Plan Reports. Promptly upon receipt by Borrower (or any ERISA Affiliate), each of the annual actuarial certification under Section 436 of the Code of the Pension Plan’s adjusted funding target attainment percentage (as defined in Section 436(j)(2) of the Code) and the annual funding notice under Section 101(f) of ERISA with respect to any Multiemployer Plan. The Loan Parties shall promptly forward to the Administrative Agent any notice the Loan Parties receive from a Multiemployer Plan regarding a Loan Party’s withdrawal from such Multiemployer Plan, any termination of such Multiemployer Plan, mass withdrawal from such Multiemployer Plan or imposition of withdrawal liability on a Loan Party.

(iii)Recalls; Corrective Actions. Promptly upon receipt by any Loan Party or any Subsidiary of any Loan Party, true and correct copies of (x) any Form 483 or warning letter from any Governmental Authority or (y) any notice or correspondence from any Governmental Authority regarding any recall, notice of noncompliance with applicable Law, or notice of any suspension (in whole or in part) of any operations, registration or License of any of the Loan Parties, their Subsidiaries or their facilities; together with a certificate signed by an Authorized Officer of the Borrower setting forth the action that the Loan Parties and their Subsidiaries propose to take with respect to the foregoing.

(iv)Beneficial Ownership Certificate. Promptly, notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

(e)Notices.

(i)Default. Promptly after any officer of any Loan Party has Knowledge of the occurrence of an Event of Default or Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Default and the action that such Loan Party proposes to take with respect thereto.

(ii)Litigation. Promptly after the commencement thereof, written notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Loan Party, any Subsidiary of any Loan Party, or any Plan (or fiduciary thereof) that relate to the Collateral, involve a claim or series of claims that if adversely determined could reasonably be expected to result in a Material Adverse Change.

(iii)Organizational Documents. Promptly (and, without limiting the foregoing, within any time limits set forth in Section 7.13), true and correct copies of any amendment to the Organizational Documents.

(iv)Material Agreements. Promptly and in any event within 5 Business Days thereof, true and correct copies of any entry into, or any amendment,

supplement, waiver or other modification to, any Material Agreements, and any notice of any default, termination, cancellation or revocation (prior to any scheduled date of termination) delivered thereunder.

(v)Erroneous Financial Information. Immediately in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review of any Loan Party should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, written notice thereof together with true and correct copies of any letters or correspondence from the Borrower or its accountants.

(vi)ERISA Event. Promptly after any officer of any Loan Party has Knowledge of the occurrence of any ERISA Event or any event reasonably expected to result in an ERISA Event, written notice thereof.

(f)Risk Management Policies. Copies of any risk management policies and procedures of the Borrower and any amendments or other modifications thereto.

(g)Other Information. Such other reports and information as the Administrative Agent or any of the Lenders may from time to time reasonably request, all in form and substance reasonably acceptable to the Administrative Agent and such Lenders.

6.2Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain (a) its legal existence as a corporation, limited partnership or limited liability company or other entity, as the case may be, as of the Closing Date or the date of formation or acquisition thereof and its license or qualification and good standings necessary to conduct its business, except as otherwise expressly permitted in Section 7.6, and (b) all licenses, franchises, permits and other authorizations and Intellectual Property, the loss, revocation, termination, suspension or adverse modification of which could reasonably be expected to result in a Material Adverse Change.

6.3Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all Material Indebtedness and other material liabilities (including all lawful claims that, if unpaid, would by Law become a Lien on the assets of any Loan Party) to which it is subject or that are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income, prior to the date on which penalties attach thereto, except to the extent that (i) such Material Indebtedness or other material liability is being diligently contested in good faith by appropriate actions,
(ii) such reserves or other appropriate provisions, if any, as shall be required by GAAP have been made with respect thereto, (iii) the aggregate amount of any such contested Taxes does not exceed the Threshold Amount, and (iv) no foreclosure or similar proceedings have been commenced or notice of Liens filed with respect thereto.

6.4Maintenance of Insurance.

(a)Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. Such insurance policies shall contain additional insured, mortgagee and lender loss payable special endorsements in form and substance satisfactory to the Administrative Agent naming the Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable, on a primary, non-contributory basis, waiving subrogation, and providing the Administrative Agent with notice of cancellation acceptable to the Administrative Agent.

(b)Each Loan Party shall, to the extent required under the Flood Laws, obtain and maintain flood insurance for such structures and contents constituting Collateral located in a flood hazard zone, in such amounts as similar structures and contents are insured by prudent companies in similar circumstances carrying on similar businesses and otherwise satisfactory to the Administrative Agent.

6.5Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) consistent with the general condition as of the Closing Date and in accordance with the general practice of other businesses of similar character and size, all of those properties necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

6.6Visitation Rights. Upon reasonable notice by the Administrative Agent, each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees, representatives or agents of the Administrative Agent or any of the Lenders to visit and inspect during normal business hours any of its properties or any Collateral (wherever located) and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers and to conduct reviews of each Loan Party’s assets (which reviews may occur once per annum or more frequently, as determined by the Administrative Agent, in its sole discretion), all in such detail and at such times and as often as the Required Lenders may reasonably request, all at the Borrower’s expense, provided that, prior to the occurrence or continuance of an Event of Default, (a) only the Administrative Agent, on behalf of the Lenders, may exercise rights under this Section and (b) the Administrative Agent shall not, without cause, as determined by the Administrative Agent in its reasonable judgment, request reimbursement from the Borrower for more than one such Collateral audit in any calendar year.

6.7Keeping of Records and Books of Account. The Loan Parties shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account that enable each Loan Party and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Governmental Authority having jurisdiction over such Loan Parties or Subsidiaries, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

6.8Compliance with Laws; Use of Proceeds.

(a)Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws in all respects (other than as provided in Section 6.8(b) below or in the Indemnity Agreement, in each case regarding Environmental Laws); provided that it shall not be deemed to be a violation of this Section 6.8(a) if any failure to comply with any Law could not reasonably be expected to result in a Material Adverse Change.

(b)Each Loan Party shall, and shall cause each of its Subsidiaries to,
(i) conduct its operations and keep and maintain its real property in material compliance with all Environmental Laws and environmental permits and (ii) obtain and renew all material environmental permits required under Environmental Law and necessary for its operations and properties.

(c)The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 6.11 and as permitted by applicable Law.

(d)Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with the policies and procedures that it implemented to comply with Applicable Food and Feed Safety Laws; in each case except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.9Further Assurances.

(a)Generally. Each Loan Party shall, from time to time, at its expense, preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral and all other real and personal property of the Loan Parties whether now existing or hereafter acquired as a continuing Prior Security Interest therein, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent may reasonably deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted or purported to be granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral. Without limiting the generality of the foregoing, upon request of the Administrative Agent following the occurrence of an Event of Default, each Loan Party shall deliver to the Administrative Agent a fully executed account control agreement in favor of and in form and substance satisfactory to the Administrative Agent with respect to each deposit account, securities account and commodity account of such Loan Party. The Administrative Agent may elect not to request any documents, instruments, filings or opinions as contemplated by this Section 6.9 or the Security Agreement if it determines in its sole discretion that the costs to the Borrower of perfecting a security interest or Lien in such property exceeds the relative benefit of such property to the Secured Parties.

(b)Additional Subsidiaries. In furtherance, and not in limitation, of Section 6.9(a), each Loan Party agrees that, promptly after the creation or acquisition by such Loan Party of any Subsidiary including, without limitation, any Subsidiary formed by division under the Delaware Code or otherwise (and in any event within 30 days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion), to cause such created or acquired Subsidiary to (i) become a Guarantor by delivering to the Administrative Agent a duly executed joinder in accordance with Section 12.11, (ii) grant a security interest in all of such Subsidiary’s assets by delivering to the Administrative Agent a duly executed supplement to each applicable Loan Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Loan Document,
(iii) deliver to the Administrative Agent such opinions, documents and certificates as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Subsidiary, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Subsidiary, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent. In connection therewith, the Loan Parties shall give notice to the Administrative Agent not less than 10 days (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion) prior to creating or acquiring any Subsidiary.

(c)Real Property. In furtherance, and not in limitation, of Section 6.9(a), the Loan Parties shall (i) within 10 days (as such time period may be extended by the Administrative Agent in its sole discretion) after the acquisition of any Material Real Property, or the entry into of any material lease of any real property, by any Loan Party that is not subject to an existing Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties, notify the Administrative Agent and (ii) within 60 days of such acquisition or material lease (as such time period may be extended by the Administrative Agent, in its sole discretion), deliver such mortgages, deeds of trust, title insurance policies, environmental reports, surveys and other documents reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien, other than Permitted Liens, on such real property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, all in form and substance acceptable to the Administrative Agent.

6.10Farm Credit Equities. So long as any Farm Credit Lender (or its Affiliate) is a Lender, Administrative Agent or Lead Arranger hereunder, the Borrower shall (a) maintain its status as an entity eligible to borrow from such Farm Credit Lender, Administrative Agent or Lead Arranger (or its Affiliate), and (b) acquire equity in such Farm Credit Lender, Administrative Agent or Lead Arranger in such amounts and at such times as each Farm Credit Lender, Administrative Agent or Lead Arranger may require in accordance with its bylaws and capital plan (as each may be amended or otherwise modified from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in each Farm Credit Lender in connection with the Loans made by such Farm Credit Lender (or its Affiliate) may not exceed the maximum amount permitted by the bylaws and capital plan of such Farm Credit Lender at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (x) the most recent annual report, and if more recent, latest quarterly report for each Farm Credit Lender, (y) the Notice to Prospective Stockholders provided by CoBank, and any similar notice provided by the other Farm Credit Lenders and (z) the bylaws and capital plan of each Farm Credit Lender, which describe the nature of all the Farm Credit Equities as well as capitalization requirements, and agrees to be bound by the terms thereof.

6.11Use of Proceeds. The proceeds of the Term Advances shall be used to repay, or refinance, as the case may be, indebtedness arising under the Existing Debt Facilities and for working capital and general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Laws. The Letters of Credit and the proceeds of the Revolving Term Advances shall be used for working capital and general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Laws, including the payment of certain fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

6.12Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules referred to in this Agreement and attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No such Schedule shall be deemed to have been amended, modified or superseded by any such correction or update unless and until the Administrative Agent, in its discretion, shall have accepted in writing such revisions or updates to such Schedule. In no event shall any breach of warranty, representation or covenant resulting from any inaccuracy or incompleteness of any such Schedule immediately prior to such update be deemed to have been cured by any acceptance by the Administrative Agent of any amended, modified or superseded Schedule.

6.13Material Agreements. Each of the Loan Parties covenants and agrees that it shall, and shall cause each of its Subsidiaries to, comply in all material respects with each of its Material Agreements; provided that the Borrower and the other Loan Parties may amend, cancel, terminate and replace Material Agreements in accordance with Section 7.16.

6.14Compliance with Anti-Corruption Laws and Anti-Terrorism Laws. Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective Directors, officers, employees and agents with Anti-Corruption Laws and Anti-Terrorism Laws (and the Borrower shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming the Loan Parties’ and their Subsidiaries’ compliance with this Section 6.14).

6.15Post-Closing Covenants.

(a)Not later than 30 days after the Closing Date (or such later date as may be acceptable to the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent additional insured, mortgagee and lender loss payable special endorsements to the insurance policies of the Loan Parties, in each case naming the Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable, in form and substance satisfactory to the Administrative Agent.

(b)Not later than 120 days after the Closing Date (or such later date as may be acceptable to the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent current appraisals of the real property constituting Collateral and improvements thereto, prepared by an appraiser reasonably acceptable to the Administrative Agent, such appraisals to be in form and substance satisfactory to the Administrative Agent.

(c)Not later than 60 days after the Closing Date (or such later date as may be acceptable to the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent an amendment to each Specified Lease Agreement duly executed by the Borrower and the applicable landlord, in each case in form and substance satisfactory to the Administrative Agent.

(d)Not later than 30 days after the Closing Date (or such later date as may be acceptable to the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent a commitment to issue an ALTA lender’s title insurance policy insuring the Administrative Agent, for the benefit of the Secured Parties, and in form reasonably acceptable to the Administrative Agent (including such endorsements as the Administrative Agent may reasonably require), insuring that the Mortgage in respect of the Albion, Michigan Property creates a valid first priority Lien upon the property subject to such Mortgage, subject only to Permitted Liens, any exceptions set forth on the Administrative Agent’s lender’s title insurance policy in effect on the date hereof with respect to the Albion, Michigan Property, and such exceptions as are acceptable to the Administrative Agent.

(e)Not later than 30 days after the Closing Date (as such date may be extended in the sole discretion of the Administrative Agent so long as the Borrower is diligently pursuing the items or actions described in this Section 6.15(e)), the Borrower shall deliver to the Administrative Agent such documents, agreements, deeds, releases, instruments, certificates or affidavits, and shall otherwise take such other actions, as the Administrative Agent may reasonably request in connection with the Administrative Agent’s lender’s title insurance policies in respect of each Mortgage in form and substance reasonably acceptable to the Administrative Agent.

VII.NEGATIVE COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full of the Obligations, the Loan Parties shall comply at all times with the following covenants:

7.1Indebtedness. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under this Agreement and the other Loan Documents;

(b)Indebtedness in favor of the 2007 Bond Issuer under the 2007 Bond Issuer Loan Agreement, in an aggregate principal amount not to exceed $49,500,000 at any time;

(c)Indebtedness (contingent or otherwise) of any Loan Party arising under
(i) any Secured Hedge, (ii) any other Hedge Agreement or (iii) Indebtedness under any Secured Bank Product entered into in the ordinary course of business; provided however, that (x) no Loan Party shall enter into or incur any Hedge Agreement that constitutes a Swap Obligation if at the time it enters into or incurs such Swap Obligation it does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act, and (y) the Loan Parties and their Subsidiaries shall enter into a Secured Hedge, Interest Rate Hedge or other Hedge Agreement only for hedging purposes (including, without limitation, for purposes of hedging the price of commodity inputs and supplies) and not for speculative purposes;

(d)Guaranties by any Loan Parties of Indebtedness permitted hereunder (other than Excluded Swap Obligations) in an aggregate amount not to exceed $2,000,000 at any one time from the Closing Date through the latest Maturity Date hereunder;

(e)Indebtedness in respect of operating leases, Capital Leases and Synthetic Lease Obligations in the ordinary course of business for fixed or capital assets, so long as the lease payments in respect of all such operating leases, Capital Leases and Synthetic Lease Obligations (other than those relating to Permitted Rail Car Leases and the Specified Lease Agreements) do not exceed $2,000,000 in the aggregate in any fiscal year of the Borrower; and

(f)(i) Indebtedness incurred with respect to Purchase Money Security Interests and (ii) other Indebtedness not included in clause (a) through (e) of this Section 7.1; provided, that the aggregate amount of Indebtedness described in clauses (i) and (ii) of this Section 7.1(f) shall not exceed $3,000,000 at any one time from the Closing Date through the latest Maturity Date hereunder.

7.2Liens. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now existing or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.3Affiliate Transactions. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business and upon fair and reasonable arm’s-length terms and conditions that are no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a non-Affiliate, and is in accordance with all applicable Law.

7.4Loans and Investments. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any Investment or agree, become or remain liable to make any Investment, except:

(a)trade credit (including accounts receivable and notes receivable) extended on usual and customary terms in the ordinary course of business;

(b)Investments in existence on the Closing Date and described in
Schedule 7.4;

(c)Investments in the form of cash and Cash Equivalents;

(d)notes payable to, or Equity Interests issued by, account debtors to any Loan Party in good faith settlement of delinquent obligations and pursuant to any plan of reorganization or similar proceedings upon the bankruptcy or insolvency of any such account debtor;

(e)the Farm Credit Equities and any other stock or securities of, or Investments in, any Farm Credit Lender or its investment services or programs; and

(f)Guaranties permitted by Section 7.1(d).

7.5Dividends and Related Distributions. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so at any time, except that the foregoing shall not prohibit:
(a)so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, any dividend or other Restricted Payment solely in the form of Equity Interests of such Loan Party;

(b)any Restricted Payment by a Loan Party to the Borrower; and

(c)any Restricted Payment so long as:

(i)no Default or Event of Default shall then exist or would exist after giving effect thereto;

(ii)before and after giving effect thereto on a pro forma basis as if such Restricted Payment had been made or such obligation had been incurred as of the most recent month end for which financial statements have been delivered pursuant to Section 6.1(a), the Working Capital of the Consolidated Group is not less than
$83,000,000; and

(iii)before and after giving effect thereto on a pro forma basis as if such Restricted Payment had been made or such obligation had been incurred as of the most recent month end for which financial statements have been delivered pursuant to Section 6.1(a), the Net Worth of the Consolidated Group is not less than $300,000,000.

7.6Liquidations, Mergers, Consolidations, Acquisitions. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, (i) dissolve, liquidate or wind-up its affairs,
(ii) become a party to, or suffer to exist, any merger, division (under the Delaware Code or otherwise) or consolidation, or (iii) acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other Person or group of related Persons or any division, line of business or other business unit of any other Person; except:

(a)any Subsidiary may merge with (x) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (y) any one or more other Loan Parties, provided that a Loan Party shall be the continuing or surviving Person;

(b)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party; and

(c)the Borrower may the lease the grain facilities in Albion, Michigan and Logansport, Indiana pursuant to the Specified Lease Agreements, provided that the terms of the Specified Lease Agreements are reasonably acceptable to the Administrative Agent.

7.7Dispositions of Assets or Subsidiaries. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, Dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Equity Interests, shares of beneficial interest, partnership interests or limited liability company interests or other Equity Interests of a Subsidiary of such Loan Party), except:

(a)transactions involving the sale of inventory in the ordinary course of business;

(b)any Disposition of obsolete or worn-out assets in the ordinary course of business that are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(c)any Disposition of assets by any Loan Party (other than the Borrower) or any Subsidiary of such Loan Party to another Loan Party, so long as such sold or transferred assets are subject to the Administrative Agent’s Prior Security Interest therein;

(d)any Disposition of assets in the ordinary course of business that are replaced by substitute assets acquired or leased as permitted in this Agreement, so long as such substitute assets are subject to the Administrative Agent’s Prior Security Interest therein; and

(e)Dispositions of assets in the ordinary course of business consistent with past practice, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, and (ii) the aggregate book value or the aggregate cash proceeds (whichever is greater) of all such Dispositions does not exceed $5,000,000 in the aggregate during any fiscal year of the Borrower, and (iii) no such Dispositions, either singly or in the aggregate, after giving pro forma effect thereto result in the Disposition of any Equity Interests of any Subsidiary held by a Loan Party.

7.8Use of Proceeds. No Loan Party shall use the proceeds of any Advance or any Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose. No Loan Party shall, directly or indirectly, use the proceeds of any Loan or other extension of credit hereunder, or lend, contribute or otherwise make available such proceeds or other extension of credit to any Subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, in each case, in violation of Sanctions, or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

7.9Subsidiaries, Partnerships and Joint Ventures. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (a) any Subsidiary that has joined this Agreement as Guarantor on the Closing Date; and (b) any Subsidiary formed or acquired after the Closing Date that joins this Agreement as a Guarantor by delivering to the Administrative Agent, within the time set forth in Section 6.9(b), (i) an executed joinder agreement in form and substance satisfactory to the Administrative Agent, (ii) documents in the forms described in Section 4.1 modified as appropriate, (iii) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Lenders in the Equity Interests of, and Collateral held by, such Subsidiary and (iv) all other documents and instruments necessary to comply, and cause such Subsidiary to comply, with the requirements of Section 6.9(b). None of the Loan Parties shall become a Joint Venture (other than the Borrower, which is a Joint Venture), and none of the Loan Parties shall agree to become a party to any partnership or Joint Venture.

7.10Continuation of or Change in Business. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, engage in any line of business other than those lines of business conducted by such Loan Party or Subsidiary on the date hereof, and such Loan Party or Subsidiary shall not permit any material change in such business.

7.11Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

7.12Issuance of Equity Interests. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, commence or consummate any Equity Issuance, except for (a) any such Equity Issuances by any Loan Party (other than the Borrower) to and for the benefit of a Loan Party and that are subject to the Administrative Agent’s Prior Security Interest therein and otherwise comply with the Security Agreement, (b) any such Equity Issuances by the Borrower so long as no Change of Control will result therefrom, (c) issuance of warrants or options to Directors, officers, or employees of the Borrower pursuant to employee benefit plans established in the ordinary course of business and any such Equity Interests of the Borrower issued upon the exercise of such warrants or options and (d) any Equity Issuance permitted pursuant to Section 7.5; provided, in each case under clauses (a) through (d) above, that no Change of Control will result therefrom and no Loan Party nor any Subsidiary shall commence or consummate any Equity Issuance to any employee stock ownership plan (within the meaning of Code Section 4975(e)(7)) without first obtaining the Administrative Agent’s advance consent, the receipt of which may be conditioned upon amending and restating this Agreement.

7.13Changes in Organizational Documents. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to amend in any material respect its Organizational Documents without
(x) providing at least 30 calendar days’ prior written notice to the Administrative Agent and the Lenders (together with true, correct and complete copies of such amendments) and (y) obtaining the prior written consent of the Required Lenders in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its sole discretion.

7.14Negative Pledges. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, enter into any agreement (other than this Agreement or any of the other Loan Documents)

with any Person that, (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.1(f)(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.15Anti-Terrorism Laws; Anti-Corruption. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, directly or indirectly, (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person in violation of Sanctions, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law in violation of any Anti-Terrorism Law or Sanctions, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti- Corruption Law or Anti-Terrorism Law (and the Borrower shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming Borrower’s compliance with this Section 7.15). The Borrower will not request any Credit Extension, and the Loan Parties shall not use, and shall ensure that their Subsidiaries and their respective Directors, officers, employees and agents shall not use, the proceeds of any Credit Extension in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Terrorism Laws or Anti-Corruption Laws.

7.16Material Agreements. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, amend, restate, supplement, waive or otherwise modify, or terminate, cancel or revoke (prior to any scheduled date of termination): (a) any Specified Lease Agreement without the prior written consent of the Administrative Agent; or (b) any other Material Agreement if such modification, termination, cancellation or revocation could reasonably be expected to result in a Material Adverse Change, Default or Event of Default.

7.17Rail Car Leases. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, enter into any lease in respect of rail cars other than a Permitted Rail Car Lease.

7.18Independence of Covenants. All covenants contained in Articles VI, VII and VIII of this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

VIII.FINANCIAL COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full of the Secured Obligations, the Loan Parties shall comply at all times with the following covenants:

8.1Minimum Working Capital. The Borrower will maintain the Working Capital of the Consolidated Group as of the date hereof and as of last day of each month at not less than
$73,000,000.

8.2Minimum Net Worth.    The Borrower will maintain the Net Worth of the Consolidated Group as of the date hereof and as of the last day of each month at not less than $250,000,000.

IX.EVENTS OF DEFAULT

9.1Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a)Payments Under Loan Documents. The Borrower or any other Loan Party
(i) shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) when it becomes due and payable or (ii) shall fail to pay any interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (other than principal of a Loan) when the same becomes due and payable and such default continues for more than three days;

(b)Breach of Warranty. Any representation, warranty, certification or statement of fact made or deemed made at any time by any of the Loan Parties herein or in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall have been false or misleading in any material respect as of the time it was made or furnished;

(c)Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.2, Section 6.4, Section 6.5, Section 6.8, Section 6.10, Section 6.11, Section 6.14, Section 6.15, Article VII, or Article VIII of this Agreement;

(d)Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of (i) any covenant contained in Section 6.1(d) or Section 6.1(e)(i), and such default shall continue unremedied for a period of 5 Business Days or (ii) any other covenant, condition or provision hereof or of any other Loan Document (other than those referenced in clauses
(c) or (d)(i) of this Section 9.1), and such default shall continue unremedied for the expressly specified cure period with respect thereto or, if no such cure period is specified, for a period of 30 days;

(e)Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement with respect to Material Indebtedness of any Loan Party, and (i) such default or event of default arises from the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any related Indebtedness or other credit extensions when due (whether at stated maturity, by acceleration or otherwise) or (ii) the effect of which is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, the acceleration of any related Indebtedness or other credit extensions (whether or not such right shall have been waived) or the termination of any commitment to lend or the termination of any related Hedge Agreement;

(f)Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of the Threshold Amount in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of 30 days from the date of entry, provided that this Section 9.1(f) shall not apply to any judgment for which the Borrower is fully insured (through insurance policies that will fully discharge such judgment or order);

(g)Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way (whether in whole or in part) be challenged or contested by any party thereto (other than the Administrative Agent or any Lender) or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(h)Security Interests Unenforceable. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid or perfected Lien on any portion of the Collateral, with the perfection and priority required by the applicable Collateral Document, except (i) pursuant to Section 11.1(f), or (ii) as a result of the sale or other disposition of the applicable Collateral or the release of the applicable Loan Party in a transaction permitted under the Loan Documents;

(i)Uninsured Losses; Proceedings Against Assets. There shall occur any Casualty Event with respect to or uninsured theft or destruction of any portion of the Loan Parties’ or any of their Subsidiaries’ assets with a fair market value in excess of the Threshold Amount; or such assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty days thereafter;

(j)Events Relating to Plans, Pension Plans and Multiemployer Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate to the Pension Plan, the Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;

(k)Change of Control. A Change of Control shall have occurred;

(l)Relief Proceedings. (i) An Insolvency Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Insolvency Proceeding shall remain undismissed or unstayed and in effect for a period of 30 consecutive days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, an Insolvency Proceeding, (iii) an order granting the relief requested in any Insolvency Proceeding (including, but not limited to, an order for relief under federal bankruptcy laws) shall be entered,
(iv) any Loan Party or Subsidiary thereof shall commence a voluntary case under, file a petition seeking to take advantage of, any bankruptcy, insolvency, reorganization or other similar law, domestic or foreign, (v) any Loan Party or Subsidiary thereof shall consent to or fail to contest in a timely and appropriate manner any petition filed against it in any Insolvency Proceeding, (vi) any Loan Party or Subsidiary thereof shall apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (vii) any Loan Party or Subsidiary thereof shall take any action to approve or authorize any of the foregoing,
(viii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature, or (ix) any Loan Party shall become an EEA Financial Institution and shall become the subject of a Bail-In Action;

(m)Criminal Forfeiture. Any Loan Party or any Subsidiary (or any director or officer thereof) shall be criminally indicted or convicted under any Law that would reasonably be expected to lead to a forfeiture of Collateral in excess of the Threshold Amount;

(n)Material Adverse Change. Since December 31, 2018, no Material Adverse Change has occurred with respect to the Borrower (as successor-by-merger to each of the Plant Entities) or any other Loan Party.

(o)Writ of Attachment. A writ of attachment, garnishment, levy or similar process shall be issued against or served on any Secured Party by a court of competent jurisdiction with respect to (i) any property of any Loan Party or any Subsidiary thereof in the possession of such Secured Party or (ii) any indebtedness of any Secured Party to any Loan Party or any Subsidiary of any Loan Party, and such writ is not discharged, vacated, bonded, stayed or otherwise secured in a manner acceptable to the Administrative Agent within a period of 30 days from the date of entry and is in an aggregate amount exceeding the Threshold Amount;

(p)License. Any material License of any Loan Party or any Subsidiary thereof shall terminate or otherwise cease to be in full force and effect if such termination could reasonably be expected to result in a Material Adverse Change;

(q)Agricultural License. Without limiting the foregoing subsection 9.1(p),
(i) any Agricultural License of any Loan Party shall be revoked or suspended if such revocation or suspension could reasonably be expected to result in a Material Adverse Change or is not being diligently contested by appropriate proceedings, or any surety company issuing Agricultural Bond to a Loan Party shall notify such Loan Party of such surety’s decision not to renew such Agricultural Bond if such non-renewal could reasonably be expected to result in a Material Adverse Change or unless such bond is replaced prior to the expiration of the existing Agricultural Bond; or (ii) there is commenced any action against any Loan Party by (A) any beneficiary of a trust created under any Agricultural Lien Statute to enforce payment from such trust in an aggregate amount exceeding the Threshold Amount, or (B) any Person (I) whose Lien was not extinguished by the applicable Loan Party’s compliance with the Food Security Act or (II) that is entitled to protection under the UCC or any Agricultural Lien Statute, in each case which claim is in an aggregate amount exceeding the Threshold Amount, except in each case to the extent such action is being diligently contested in good faith by appropriate and lawful proceedings and for which adequate reserves in accordance with GAAP have been set aside on the Borrower’s books or could not reasonably be expected to result in a Material Adverse Change; or

(r)Recall; Suspension. (a) Any inventory or products of any Loan Party or any Subsidiary of any Loan Party shall be subject to any seizure, administrative detention or mandatory recall by any Governmental Authority, (b) any Loan Party or any Subsidiary of any Loan Party shall voluntarily recall any of its inventory or products, (c) any Governmental Authority suspends or revokes any operations, License or registration of any Loan Party, any Subsidiary of any Loan Party or any of their facilities or (d) any Loan Party or any Subsidiary of any Loan Party receives a warning letter from any Governmental Authority in connection with such Loan Party’s or Subsidiary’s failure to adequately address any Form 483 observations or any other Governmental Authority findings relating to the conditions, procedures or products in any Loan Party’s or Subsidiary’s facilities, in each case under clause (b), (c) or (d) which could reasonably be expected to result in a Material Adverse Change.

9.2Consequences of Event of Default.

(a)Events of Default. If an Event of Default specified under Section 9.1 (other than Section 9.1(l)) shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, (ii) require the Borrower to, and the Borrower shall thereupon, Cash Collateralize the Letter of Credit Obligations in an amount not less than the Minimum Collateral Amount, (iii) apply for the appointment of, or taking possession by, a trustee, receiver, liquidator or other similar official of the Borrower to hold or liquidate all or any substantial part of the properties or assets of any Loan Party (and each Loan Party hereby consents to such appointment and agrees to execute and deliver any and all documents requested by the Administrative Agent relating to the appointment of such trustee, receiver, liquidator or other similar official, whether by joining in a petition for the appointment of such an official, by entering no contest to a petition for the appointment of such an official, or otherwise, as appropriate under applicable Law), and (iv) exercise and enforce any other rights and remedies available to any Secured Party by law or agreement.

(b)Bankruptcy, Insolvency or Reorganization Proceedings. Notwithstanding Section 9.2(a), if an Event of Default specified under Section 9.1(l) shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue, extend, renew or increase Letters of Credit, the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder automatically shall be immediately due and payable, and the Borrower shall be required to Cash Collateralize the Letter of Credit Obligations in an amount not less than the Minimum Collateral Amount, in each case without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

(c)Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided, however, that no Farm Credit Lender shall be obligated to set off or otherwise apply (i) patronage payable to the Borrower, (ii) retirement payments on Farm Credit Equities or (iii) Farm Credit Equities held by the Borrower, to reduce the Secured Obligations. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(d)Application of Proceeds.

(i)After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in Section 9.2(b)), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Second, to payment of all Protective Advances payable to the Administrative Agent until paid in full;

Third, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Article X), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Letter of Credit Borrowings and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings and to payment of payment obligations then owing in respect of Other Liabilities, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize in an amount not less than the Minimum Collateral Amount that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Seventh, to payment of all other Secured Obligations and Guaranteed Liabilities, ratably among the Secured Parties in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after Payment In Full of all of the Secured Obligations, to the Loan Parties or as otherwise required by Law.

(ii)Amounts used to Cash Collateralize Secured Obligations pursuant to clause Fifth or Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur or to pay such Other Liabilities as they come due, as the case may be. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired and/or after Payment In Full of the Other Liabilities, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

(iii)Amounts distributed with respect to any Secured Obligations attributable to Other Liabilities shall be equal to the lesser of (a) the applicable amount of such Other Liabilities last reported to the Administrative Agent by the applicable Secured Party or (b) the actual amount of such Other Liabilities as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any such Other Liabilities, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Secured Party providing such Secured Bank Products or Secured Hedge. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the amount of such obligations last reported to it.

(iv)If and to the extent the Administrative Agent has received notice or other evidence that any amount claimed as a Secured Obligation is or could reasonably be determined to be an Excluded Swap Obligation with respect to any Guarantor, amounts received from any Guarantor or its assets shall not be applied to such Excluded Swap Obligations with respect to such Guarantor, and adjustments shall be made with respect to amounts received from other Loan Parties and their assets as the Administrative Agent may determine, in consultation with or at the direction of, the Lenders to be equitable (which may include, without limitation, the purchase and sale of participation interests) so that, to the maximum extent practical, the benefit of all amounts received from the Loan Parties and their assets are shared in accordance with the allocation of recoveries set forth above that would apply if the applicable Swap Obligations were not Excluded Swap Obligations. Each Loan Party acknowledges and consents to the foregoing.

(e)Restriction on Enforcement by Secured Parties. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party or any of them (including enforcement action with respect to any Collateral) shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Sections 2.16 and 9.2(c) (subject to the terms of Section 2.14), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law but only to the extent the Administrative Agent shall have failed to do so within a reasonable time after notice; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

X.THE ADMINISTRATIVE AGENT

10.1Appointment and Authority. Each of the Lenders and the Issuing Lender (on behalf of itself and each of its Affiliates) hereby irrevocably appoints CoBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders, the Affiliates of the Lenders that are Secured Parties and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

10.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3No Fiduciary Duty. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

10.4Exculpation.

(a)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or
(ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Lender.

(b)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.5Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.6Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as

Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non- appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

10.7Filing Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand therefor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the owing and unpaid principal and interest in respect of the Secured Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Sections 2.5, 2.8(b) and 3.5) allowed in such proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5, 2.8(b) and 3.5.

10.8Resignation of the Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as the Required Lenders may approve, the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided, that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the

“Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.8. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in this Section 10.8). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)Any resignation by CoBank as Administrative Agent pursuant to this Section shall also automatically constitute its resignation as the Issuing Lender, with replacement of the Administrative Agent as the Issuing Lender conducted in accordance with Section 10.9 below.

10.9Resignation of Issuing Lender. The Issuing Lender may at any time give notice of its resignation to the Lenders, the Administrative Agent and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing) to appoint a successor or Issuing Lender, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Issuing Lender gives notice of its resignation, then the Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Issuing Lender. Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice and the retiring Issuing Lender shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the retiring Issuing Lender on behalf of the Lenders or Issuing Lender under any of the Loan Documents, the retiring Issuing Lender shall continue to hold such collateral security until such time as a successor Issuing Lender is appointed). Upon the acceptance of a successor’s appointment as an Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Issuing Lender, and the retiring Issuing Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Issuing Lender shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Issuing Lender’s resignation or removal hereunder and under the other Loan Documents as an Issuing Lender, as applicable, the provisions of Section 11.3 (and Article X if the Administrative Agent is the resigning Issuing Lender) shall continue in effect for the benefit of such retiring Issuing Lender, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Issuing Lender was acting as an Issuing Lender (as applicable). In addition to the foregoing requirements, upon the acceptance of a successor’s appointment as Issuing Lender hereunder, the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit issued by the retiring Issuing Lender, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

10.10Non-Reliance on the Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.11No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.12Collateral and Guaranty Matters.

(a)The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and Payment In Full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender shall have been made), (y) that is Disposed of or to be Disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 11.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) to the holder of any Lien on such property that constitutes a Permitted Lien pursuant to clause (h) of the definition thereof or
(y) pursuant to a subordination, non-disturbance and attornment agreement in form and substance satisfactory to the Administrative Agent in its sole discretion; and

(iii)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.12.

(b)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.13Compliance with Flood Laws. CoBank has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. CoBank, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, CoBank reminds each Lender and participant in the facility that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a Lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

10.14No Reliance on the Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:
(i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists,
(iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.15Secured Hedging Obligations; Secured Bank Product Obligations.

(a)Notwithstanding any other provision of the Loan Documents to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Secured Hedge or Secured Bank Product owing to any Secured Party, except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from such Secured Party.

(b)No such Lender or Affiliate (as described in the foregoing clause (a)) that obtains the benefit of the provisions of Sections 2.12 or 9.2(d), any Guaranty or any Collateral by virtue of the provisions hereof or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any other Loan Document), other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

(c)When all Commitments have been terminated and all Obligations (other than contingent indemnification obligations) have been paid in full, all obligations owing to any

Lender, Affiliate of any Lender or any other Secured Party with respect to any Secured Hedges or Secured Bank Products shall cease to be “Secured Hedges”, “Secured Bank Products” and “Other Liabilities” under the Loan Documents and the Administrative Agent shall not be required to remit proceeds of any Collateral or any other payment to, verify the payment of, or verify that other satisfactory arrangements have been made with respect to, any Secured Hedges or Secured Bank Products.

10.16Rate Disclaimer. The Administrative Agent does not warrant or accept responsibility for, and each of the parties to this Agreement hereby acknowledges and agrees (for the benefit of the Administrative Agent) that the Administrative Agent shall not have any liability with respect to
(a)the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, any Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, any initial Benchmark or any other Benchmark or Benchmark Replacement prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, or any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, any initial Benchmark or any other Benchmark or Benchmark Replacement, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

XI.MISCELLANEOUS

11.1Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made that will:

(a)extend or increase the Commitment of any Lender (or reinstate any obligation to make Loans terminated pursuant to Section 9.2) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.2 or of any Default, Event of Default, mandatory prepayment or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b)waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(c)reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Borrowing or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including the applicable defined terms) used in determining the Applicable Margin in a manner that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any Financial Covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d)change Section 2.13 or any other provision hereof requiring pro rata sharing of payments, collateral proceeds, or funding or reimbursement obligations among Lenders or classes of Lenders, in a manner that would alter the pro rata sharing of payments, collateral proceeds, or funding or reimbursement obligations required thereby without the written consent of each Lender directly affected thereby;

(e)change any provision of this Section 11.1, any other provision of this Agreement that sets forth the requisite Lenders required to consent to a modification, amendment or waiver thereof, or the definition of “Required Lenders” without the written consent of each Lender;

(f)except in connection with a transaction permitted under Section 7.6 or 7.7 or as otherwise authorized pursuant to Section 10.12, release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral; or

(g)release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 7.2, 7.6 or 7.7, all or substantially all of the value of the Guaranty provided pursuant to Article XII of this Agreement without the written consent of each Lender whose Secured Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 10.12 (in which case such release may be made by the Administrative Agent acting alone);

provided that (i) no agreement, waiver or consent that would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or the Issuing Lender, as applicable, and (ii) only the consent of the Administrative Agent shall be required for any amendment to any Fee Letter.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced, the amount of interest due on any of its Loans may not be waived and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender and which adversely affects such Defaulting Lender materially more than all other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

11.2No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent, the Issuing Lender or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies that they would otherwise have. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.2 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party in any Insolvency Proceedings.

11.3Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Loan Parties shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and each Lead Arranger) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out of pocket expenses incurred by each of the Administrative Agent and the other Secured Parties (including the fees, charges and disbursements of any counsel, financial consultants or other consultants or agents for each of the Administrative Agent and the other Secured Parties) in connection with any Debtor Relief Proceeding with respect to any Loan Party or in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Lender and each other Secured Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages and other similar amounts arising from any non-Tax claim.

(c)Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that with respect to such unpaid amounts owed to the Issuing Lender solely in its capacity as such, only the Revolving Term Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Term Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); and provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Lender in connection with such capacity.

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

(f)Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

11.4Holidays. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day such payment shall be due on the next Business Day (except as provided in the definition of “Interest Period” or the definition of “Quoted Rate Period”) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day. Whenever any action to be taken hereunder (other than payment of the Loans) shall be stated to be due on a day that is not a Business Day, such action shall be taken on the next following Business Day.

11.5Notices; Effectiveness; Electronic Communication.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph
(b)below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (i) if to a Lender, at its address (or facsimile number) set forth in its Administrative Questionnaire or (ii) if to any other Person, to it at its address (or facsimile number) set forth on Schedule 11.5. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Notice given to the Borrower as set forth in this Section shall be deemed sufficient as to all Loan Parties, regardless of whether each Loan Party is sent separate copies of such notice or even specifically identified in such notice.

(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article II if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)Platform.

(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

11.6Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Sections 3.1, 3.2 and
11.3 or any other provision of any Loan Document shall survive Payment In Full and shall protect the

Administrative Agent, Lenders and any other Indemnitees against events arising after such termination as well as before. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.8Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section, (ii) by way of participation in accordance with the provisions of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, its participations in Letters of Credit and the Loans at the time owing to it); provided that (in each case and with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in clause (i)(A) of this clause (b), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 with respect to the Revolving Term Facility and $5,000,000 with respect to the Term Facility, unless, in each case, each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)Required Consents. No consent shall be required for any assignment except:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment or
(y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B)the consent of the Administrative Agent shall be required for assignments in respect of a Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund of such Lender; and

(C)the consent of the Issuing Lender shall be required for any assignment in respect of the Revolving Term Facility.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons. No such assignment shall be made to (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate)

its full Pro Rata Share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.3, 3.1, 3.2 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8(d) below.

(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Greenwood Village, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to (i) any increase in the commitment of such Participant, (ii) any reduction of interest rates, principal or fees, (iii) any extension of scheduled maturities or times for payment, (iv) any reduction in voting percentages or
(v) a release of all or substantially all of the Collateral, in each case to the extent that such amendment, modification or waiver described in Section 11.1 would directly affect such Participant and could not be effected by a vote of the Required Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.4 (subject to the requirements and limitations therein, including the requirements under Section 3.2 (it being understood that the documentation required under Section 3.2 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph
(b) of this Section 11.8; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under paragraph (b) of this Section 11.8; and (B) shall not be entitled to receive any greater payment under Section 3.1 or 3.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Sections 2.16 and 9.2(c) as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. CoBank reserves the right to assign or sell participations in all or part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $10,000,000, (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Borrower and the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent (such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 11.8(b), except that such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis. Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption.

Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 11.8 shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Administrative Agent. The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent within three (3) Business Days of any termination, reduction or increase of the amount of, such participation. The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.9Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto;
(e)in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any third-party service providers of such Person providing covenant monitoring or other data analytics services, (ii) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (iii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) credit risk protection providers and insurers, (ii) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities;
(h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

In addition to the foregoing, the Administrative Agent and the Borrower hereby agree that, with the prior written consent of the Borrower (such consent not to be unreasonably conditioned, withheld or delayed), the Administrative Agent may, in its discretion, place advertisements in financial and other newspapers and periodicals, and on a home page or similar place for dissemination of information on the Internet or worldwide web. The Borrower hereby agrees that the Administrative Agent may, in its discretion and without any additional consent of or notice to the Borrower or any other Person, circulate and/or publish similar promotional materials after the Closing Date in the form of a “tombstone” or otherwise describing the names and including the logo(s) of the Borrower and its affiliates (or any of them), and/or the amount, type and Closing Date. All such advertisements and promotional materials shall be at the Administrative Agent’s expense.

11.10Counterparts; Integration; Effectiveness.

(a)This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, but giving effect to federal laws applicable to national banks or federal instrumentalities of the United States.

(b)SUBMISSION TO JURISDICTION. Each of the Loan Parties irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States federal or New York state court sitting in the Borough of Manhattan, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the Loan Parties irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)WAIVER OF VENUE. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section 11.11. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and agrees not assert any such defense.

(d)SERVICE OF PROCESS. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.5. Nothing in this agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information, including, without limitation, the certification regarding beneficial ownership of legal entity customers (the “Beneficial Ownership Certification”), that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

11.13Payments Set Aside. To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or Secured Parties or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Insolvency Proceeding, other applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

11.14Secured Bank Products and Secured Hedge Agreements. No Secured Party (other than the Administrative Agent) that obtains the benefit of the Guaranty set forth in Article XII or of any security interest in any of the Collateral shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (including the release, impairment or modification of any Guarantors’ Obligations or security therefor) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. No Hedge Bank or provider of any Secured Bank Product shall have any voting rights hereunder or under any other Loan Document in its capacity as the provider of such Secured Hedge or Secured Bank Product. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall only be required to verify the payment of, or that other reasonably satisfactory arrangement have been made with respect to, the Secured Obligations arising with respect to Secured Bank Products and Secured Hedges to the extent the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as it may request, from the applicable Lender (or its Affiliate) or Hedge Bank, as the case may be. Each Secured Party not a party to this Agreement that obtains the benefit of this Agreement or any other Loan Document shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of this Agreement, and acknowledges and agrees that the Administrative Agent is and shall be entitled to all the rights, benefits and immunities conferred under this Agreement with respect to each such Secured Party.

11.15Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents, together with all fees, charges and other amounts treated as interest under applicable Laws (collectively, “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest and Charges in an amount that exceeds the Maximum Rate, the excess interest and Charges shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest and Charges contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.16Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.17Waiver of Borrower Rights Under Farm Credit Law. Each Loan Party acknowledges and agrees that, to the extent the provisions of the Agricultural Credit Act of 1987, including, without limitation, 12 U.S.C. §§ 2199 through 2202e, and the implementing Farm Credit Administration regulations, 12 C.F.R. § 617.7000, et seq. (collectively, the “Farm Credit Law”) apply to any Loan Party or to the transactions contemplated by this Agreement, each Loan Party, to the extent permitted by law, hereby irrevocably waives all statutory or regulatory rights of a borrower under the Farm Credit Law, including, without limitation, all rights to disclosure of effective interest rates, differential interest rates, review of credit decisions, distressed loan restructuring, and rights of first refusal (together with all other rights under the Farm Credit Law, the “Borrower Rights”). Each Loan Party acknowledges and agrees that the waiver of Borrower Rights provided by this Section is knowingly and voluntarily made after such Loan Party has consulted with legal counsel of its choice and has been represented by counsel of its choice in connection with the negotiation of this Agreement and the waiver of Borrower Rights set forth in this Section. Each Loan Party acknowledges that its waiver of Borrower Rights set forth in this Section is based on its recognition that such waiver is material to induce commercial banks and other non-Farm Credit System institutions (as defined under Farm Credit Law) to participate in the Credit Extensions contemplated by this Agreement and to provide Credit Extensions to the Borrower. Nothing contained in this Section, nor the delivery to any Loan Party of any summary of any rights under, or any notice pursuant to, the Farm Credit Law shall be deemed to be, or be construed to indicate, the determination or agreement by any Loan Party, the Administrative Agent, or any Lender that the Farm Credit Law, or any rights thereunder, are or will be applicable to any Loan Party or to the transactions contemplated by this Agreement. It is the intent of the Loan Parties that the waiver of Borrower Rights contained in this Section complies with and meets all of the requirements of 12 C.F.R. § 617.7010(c).

11.18Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by the Borrower at such time (any such payment, an “Erroneous Payment”), then in any such event, each Secured Party receiving an Erroneous Payment severally agrees to repay to the Administrative Agent promptly upon demand the Erroneous Payment received by such Secured Party in immediately available funds (and in the currency so received), with interest thereon for each day from and including the date such Erroneous Payment is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any

Erroneous Payment. The Administrative Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party comprised, in whole or in part, an Erroneous Payment (and such determination shall be conclusive absent manifest error).

XII.GUARANTY

12.1Guaranty. Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent, for the benefit of the Secured Parties, the payment and performance in full of the Guaranteed Liabilities, whether heretofore, now or at any time or times hereafter owing or arising. For all purposes of this Agreement, notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law. Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities. The Guarantors’ Obligations are secured by various Collateral.

12.2Payment. If the Borrower or any other Loan Party shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, indemnification obligations, fees (including, but not limited to, attorney’s fees and expenses), expenses or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of this Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, (i) fully pay to the Administrative Agent, for the benefit of the Secured Parties, an amount equal to all the Guaranteed Liabilities then due and owing or declared or deemed to be due and owing, including for this purpose, in the event of any Event of Default under Section 9.1(l) (and irrespective of the applicability of any restriction on acceleration or other action as against any other Loan Party in any Insolvency Proceeding), the entire outstanding or accrued amount of all Secured Obligations or (ii) perform such Guaranteed Liabilities, as applicable. For purposes of this Section 12.2, the Guarantors acknowledge and agree that “Guaranteed Liabilities” shall be deemed to include any amount (whether principal, interest, premium, fees, expenses, indemnification obligations and/or any other payment obligation of any kind or nature) which would have been accelerated in accordance with Section 9.2 but for the fact that such acceleration could be unenforceable or not allowable in any Insolvency Proceeding or otherwise under any applicable Law. Notwithstanding anything herein to the contrary, upon the occurrence and continuation of an Event of Default, then notwithstanding any collateral or other security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, each of the Guaranteed Liabilities and the Guarantors’ Obligations shall immediately be and become due and payable.

12.3Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Article XII shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Agreement and all other Loan Documents to which it is a party by reason of:

(a)any lack of legality, validity or enforceability of this Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents, the documentation with respect to any Other Liabilities and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b)any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c)any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantor’s Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d)any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantor’s Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e)any dissolution of the Borrower, any Guarantor, any other Loan Party or any other party to a Related Agreement, or the combination or consolidation of the Borrower, any Guarantor, any other Loan Party or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Borrower, any Guarantor or any other Loan Party or any other party to a Related Agreement;

(f)any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g)the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including without limitation the Guarantor’s Obligations of any other Guarantor and obligations arising under any other Guaranty or any other Loan Document now or hereafter in effect);

(h)any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantor’s Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

(i)any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor or any other Loan Party) which might in any manner or to any extent vary the risks of such Loan Party, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Borrower or any other Loan Party or to any collateral in respect of the Guaranteed Liabilities or Guarantors’ Obligations.

It is the express purpose and intent of the parties hereto that this Agreement and the Guarantors’ Obligations hereunder and under each joinder agreement with respect hereto shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided.

12.4Currency and Funds of Payment. All Guarantors’ Obligations for payment will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Secured Party with respect thereto as against the Borrower or any other Loan Party, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower or any other Loan Party of any or all of the Guaranteed Liabilities.

12.5Subordination. For so long as this Agreement remains in effect, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (a) of the Borrower, to the Payment In Full of the Guaranteed Liabilities, (b) of every other Guarantor (an “obligated guarantor”), to the Payment In Full of the Guarantors’ Obligations of such obligated guarantor, and (c) of each other Person now or hereafter constituting a Loan Party, to the Payment In Full of the obligations of such Loan Party owing to any Secured Party and arising under the Loan Documents or with respect to any Secured Bank Product or Secured Hedge. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Guaranteed Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Guarantor.

12.6Enforcement. Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent’s Principal Office or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors. At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 12.3.

12.7Set-Off and Waiver. Each Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or any other Loan Party or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. Each Guarantor agrees that each Secured Party shall have a Lien for all the Guarantor’s Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Secured Party or otherwise in the possession or control of such Secured Party for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Secured Party, whether now existing or hereafter established, and hereby authorizes each Secured Party from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantor’s Obligations to the Secured Parties then due and in such amounts as provided for in this Agreement or otherwise as they may elect.

12.8Waiver of Notice; Subrogation.

(a)Each Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to this Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 12.3. Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantor’s Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b)Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantor’s Obligations under this Agreement may be enforced by the Administrative Agent on behalf of the Secured Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Borrower, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED BY SUCH GUARANTOR THAT DEMAND UNDER THIS AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING.

(c)Each Guarantor further agrees that such Guarantor shall not exercise any of its rights of subrogation, reimbursement, contribution, indemnity or recourse to security for the Guaranteed Liabilities until at least ninety-five (95) days immediately following the Termination Date shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets. If an amount shall be paid to any Guarantor on account of such rights at any time prior to Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of this Agreement or otherwise as the Secured Parties may elect. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Agreement in any manner and occurrence of the Termination Date.

12.9Reliance. Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Loan Parties and the Loan Parties’ financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Article XII and any joinder agreement (“Other Information”), and has full and complete access to the Loan Parties’ books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, Directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of such Loan Documents and Related Agreements as it has requested, is executing this Agreement (or the joinder agreement to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing this Agreement;
(d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Borrower and the other Loan Parties, such Persons’ financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Agreement and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Secured Party or its or their employees, Directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Borrower or the Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Agreement, or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or any other Loan Party or such Persons’ financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, Directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, Directors, agents or other representatives or Affiliates, with respect to such information.

12.10Keepwell. Each of the Borrower and each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each other Guarantor as may be needed by such Guarantor from time to time to honor all of its obligations under this Agreement and the other Loan Documents to which it is a party with respect to Swap Obligations that would, in the absence of the agreement in this Section 12.10, otherwise constitute Excluded Swap Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Borrower’s and such Qualified ECP Guarantors’ obligations and undertakings under this Section voidable under applicable Law relating to fraudulent conveyance, fraudulent transfer, voidable transactions or similar matters, and not for any greater amount). The obligations and undertakings of the Borrower and the Qualified ECP Guarantors under this Section 12.10 shall remain in full force and effect until the Guarantors’ Obligations have been indefeasibly paid and performed in full. The Borrower and the Qualified ECP Guarantors intend this Section 12.10 to constitute, and this Section 12.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Guarantor for all purposes of the Commodity Exchange Act.

12.11Joinder. Each Person that shall at any time execute and deliver to the Administrative Agent a joinder agreement with respect to this Article XII in form and substance acceptable to the Administrative Agent shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Agreement shall be deemed to include such Person as a Guarantor hereunder.

Signature pages follow.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

THE ANDERSONS MARATHON HOLDINGS
LLC, as Borrower

By:
Name:
Title:

COBANK, ACB, as Administrative Agent and Issuing Lender

By:
Name:
Title:

FARM CREDIT MID-AMERICA, PCA, as a
Lender

By:
Name:
Title:

BANK OF THE WEST, as a Lender

By:
Name:
Title:

SCHEDULE 5.1
Qualifications to Do Business

Name of Loan Party or Subsid	State of Organization	Jurisdictions in which Licensed/ Qualified to Do Busines	Chief Executive Office and Principal Place of Bu	Other Place(s) of Busine
The Andersons Marathon Holdings L	Delaware
Alabama, Arkansas, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kentucky, Maryland, Michigan, Mississippi, North Carolina, Ohio, Pennsylvania, Rhode Island, Tennessee, Vermont, Virginia and West Virgin
			1947 Briarfield Boulevar Maumee, Ohio 435	None

SCHEDULE 5.22

Agricultural Licenses
Commercial Feed Licenses in: Alabama, Arizona, Arkansas, California, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, Missouri, Nebraska, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Vermont, Virginia, and West Virginia.

SCHEDULE 11.5

Addresses for Notices

Borrower:

The Andersons Marathon Holdings LLC c/o The Andersons, Inc.
1947 Briarfield Boulevard
Maumee, Ohio 43537 Attention: Brian Walz Telephone: (419) 897-6729
Facsimile: (419) 897-6767

With a copy to (which shall not constitute notice):
Jones Day
110 N. Wacker Drive Suite 4800
Chicago, IL 60606 Attn: Robert Graves
Telephone: (312) 269-4356 Email: rjgraves@jonesday.com

Administrative Agent:

CoBank, ACB
6340 South Fiddlers Green Circle Greenwood Village, Colorado 80111 Attention: Credit Information Services Facsimile: 303-224-6101
Email: CIServices@cobank.com

SCHEDULE 11.8

Voting Participants

Voting Participant	Revolving Term Commitment	Term Commitment
Farm Credit Services of America, FLCA	$16,000,000	$0
GreenStone Farm Credit Services, FLCA	$4,712,000	$0
Farm Credit East,	$4,000,000	$0

EXHIBIT D

LOAN REQUEST

To: CoBank, ACB
6340 S. Fiddlers Green Circle Greenwood Village, Colorado 80111 Attention: Credit Information Services
Reference is made to the Credit Agreement dated as of October 1, 2019 (as the same may be amended, restated, supplemented or otherwise modified to date, the “Credit Agreement”) by and among THE ANDERSONS MARATHON HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and COBANK, ACB, as administrative agent (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Credit Agreement.
The Borrower hereby requests or confirms its request for a Borrowing under the Facility(ies) on the date, of the type(s) and in the amount(s) specified in Annex I attached hereto and requests or confirms its request that each Lender under such Facility(ies) make Advance(s) in the amount of such Lender’s Pro Rata Share of the requested Borrowing (the “Requested Advances”).
To induce the Lenders to make the Requested Advances, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

1.As of the date hereof and before giving effect to the Requested Advances, the Revolving Term Facility Usage was [$ ], consisting of (i) Revolving Term Advances in the aggregate amount of [$ ] and (ii) Letter of Credit Obligations in the amount of [$ ]. After giving effect to the Requested Advances, the Revolving Term Facility Usage will be [$ ], consisting of (x) Revolving Term Advances in the aggregate amount of [$ ] and (y) Letter of Credit Obligations in the amount of [$ ].
2.As of the date hereof and before giving effect to the Requested Advances, the aggregate outstanding principal amount of the Term Advances was [$ ]. After giving effect to the Requested Advances, the aggregate outstanding principal amount of the Term Advances will be [$ ].
3.No Default or Event of Default exists or will result from the making of the Requested Advances.
4.The conditions precedent set forth in Article IV of the Credit Agreement are fully satisfied as of the date of the Requested Advances.

THE ANDERSONS MARATHON HOLDINGS LLC

By:
Name:
Title:

Annex I to Exhibit D

Facility	Amount	Type (Term SOFR Rate Loans, Daily Simple SOFR Rate Loans, Quoted Rate Loans)	Date of Borrowing	Interest Period	Expiry Date of Interest Period of Quoted Rate Period	Interest Rate under Term SOFR Rate Option or Quoted Rate Option*

*Administrative Agent to complete.

EXHIBIT H

CONVERSION OR CONTINUATION NOTICE

To: CoBank, ACB
6340 S. Fiddlers Green Circle Greenwood Village, Colorado 80111 Attention: Credit Information Services
Reference is made to the Credit Agreement dated as of October 1, 2019 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among THE ANDERSONS MARATHON HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and COBANK, ACB, as administrative agent (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.
The Borrower hereby requests or confirms its request of the following (check all that apply):

•That the Daily Simple SOFR Rate Loans or Quoted Rate Loans in the aggregate amount(s) specified in Annex I attached hereto be converted into Term SOFR Rate Loans (the “Requested Term SOFR Rate Conversion(s)”) on the date(s) and for the Interest Period(s) specified in Annex I attached hereto.

•That the Term SOFR Rate Loans or Quoted Rate Loans in the aggregate amount(s) specified in Annex I attached hereto be converted into Daily Simple SOFR Rate Loans (the “Requested Daily Simple SOFR Rate Conversion(s)”) on the date(s) specified in Annex I attached hereto.

•That the Term SOFR Rate Loans or Daily Simple SOFR Rate Loans in the aggregate amount(s) specified in Annex I attached hereto be converted into Quoted Rate Loans (the “Requested Quoted Rate Conversion(s)”) on the date(s) and for the Quoted Rate Period(s) specified in Annex I attached hereto.

•That the Term SOFR Rate Loans in the aggregate amount(s) specified in Annex I attached hereto be continued (the “Requested Term SOFR Rate Continuation(s)”) on the date(s) and for the Interest Period(s) specified in Annex I attached hereto.

•That the Quoted Rate Loans in the aggregate amount(s) specified in Annex I attached hereto be continued (the “Requested Quoted Rate Continuation(s)”) on the date(s) and for the Quoted Rate Period(s) specified in Annex I attached hereto.

To induce the Lenders to make the Requested Term SOFR Rate Conversion(s), Daily Simple SOFR Rate Conversion(s), Quoted Rate Conversion(s), Requested Term SOFR Rate Continuation(s) and/or Requested Quoted Rate Continuation(s) (the “Requested Actions”), the Borrower represents and warrants that no Default or Event of Default exists or will result from the making of the Requested Actions and the conditions precedent set forth in Article IV of the Credit Agreement are fully satisfied as of the date of the Requested Actions.

Signature page follows.

THE ANDERSONS MARATHON HOLDINGS LLC

By:
Name:
Title:

ANNEX I
to Notice of Continuation or Conversion

For Requested Term SOFR Rate Conversion(s):

Facility	Type (Daily Simple SOFR Rate Loans Quoted Rate Loans)	Amount	Proposed effective date of new Interest Period	New Interest Period	Expiry Date of New Interest Period

For Requested Daily Simple SOFR Rate Conversion(s):

Facility	Type (Term SOFR Rate Loans, Quoted Rate Loan	Amount

For Requested Quoted Rate Conversion(s):

Facility	Type (Daily Simple SOFR Rate Loans, Term SOFR Rate Loans)	Amount	Proposed effective date of new Quoted Rate Period	Expiry Date of New Quoted Rate Period

For Requested Term SOFR Rate Continuation(s):

Facility	Amount of Term SOFR Rate Loan being continued	Last day of current Interest Period	Proposed effective date of new Interest Period	New Interest Period	Expiry Date of New Interest Period

For Requested Quoted Rate Continuation(s):

Facility	Amount of Quoted Rate Loan being continued	Last day of current Quoted Rate Period	Proposed effective date of new Quoted Rate Period	Expiry Date of New Quoted Rate Period